As filed with the Securities and Exchange Commission on May 19, 2003

Registration No. 333-89540

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

RAE SYSTEMS INC.

(Exact name of registrant as specified in its charter)

Delaware	3829	77-0588488
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code number)	(I.R.S. Employer Identification No.)

1339 Moffett Park Drive

Sunnyvale, California 94089

(408) 752-0723

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Robert I. Chen

Chief Executive Officer

RAE SYSTEMS INC.

1339 Moffett Park Drive

Sunnyvale, California 94089

(408) 752-0723

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Joseph Ng Vice President, Business Development and Chief Financial Officer RAE Systems Inc. 1339 Moffett Park Drive Sunnyvale, California 94089 (408) 752-0723	Peter M. Astiz, Esq. Eric H. Wang, Esq. Gray Cary Ware & Freidenrich LLP 400 Hamilton Avenue Palo Alto, California 94301-1825 (650) 833-2000

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8 of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8, may determine.

43,926,582 Shares

RAE SYSTEMS INC.

Common Stock

This prospectus relates to the public offering, which is not being underwritten, of shares of the common stock of RAE Systems Inc. The shares of our common stock may be offered by any of the selling stockholders named in this prospectus. We will receive no part of the proceeds of the sale of any shares offered in this prospectus, however, we may receive proceeds from the exercise of warrants held by some of the selling stockholders. All expenses of registration incurred in connection with this offering are being borne by us, but all selling and other expenses incurred by the selling stockholders will be borne by such selling stockholders.

Our common stock is traded on the OTC Bulleting Board under the symbol “RAEE.OB”. On May 15, 2003 the last reported sales price for the common stock was $1.00 per share.

INVESTING IN THE COMMON STOCK OFFERED IN THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is May 19, 2003.

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

RAE Systems Inc. is a trademark of RAE Systems Inc. This prospectus contains product names, trade names and trademarks of RAE and other organizations.

i

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including “Risk Factors” and the financial data and related notes, before making an investment decision.

We are a leader in rapidly deployable sensing networks for homeland defense and a leading manufacturer of portable, wireless and fixed atmospheric monitors, photo-ionization detectors, radiation detectors, gas detection tubes, sampling pumps and security monitoring devices.

Our products are used to detect weapons of mass destruction (WMD), environmental, safety, hazardous materials (HAZMAT), toxic industrial chemicals (TICs), petrochemicals, and semiconductor waste, including the detection of gamma rays, neutrons, combustible chemical and vapor accumulations, oxygen deficiencies, gasoline, benzene, paint, degreasers, jet fuel, carbon monoxide, hydrogen sulfide, carbon dioxide, and many other atmospheric hazards. Our patented photo-ionization detector technology allows dependable, linear, part-per-billion range readings for many toxic chemicals and vapors that are effectively undetectable by any other means.

Our customers include many of the world’s leading corporations in the airline, automotive, oil, computer and telecommunications industries. We also have significant numbers of instruments currently in service with many U.S. government agencies and the armed forces, and by numerous city, state and federal agencies and departments. Our products are used in confined space entry monitoring programs throughout the world, and are used in civilian and government atmospheric monitoring programs in over 50 countries. A substantial number of municipal agencies and city departments have standardized their programs on our products for confined space and HAZMAT incident response. We are also a leading supplier of chemical detectors used for jet fuel vapor monitoring programs.

Corporate Information

Our principal executive offices are located at 1339 Moffett Park Drive, Sunnyvale, California 94089, our telephone number is (408) 752-0723, and our website is located at www.raesystems.com. Information on our website is not a part of this prospectus.

The Offering

Common stock offered by the selling stockholders	43,926,582 shares, including shares of common stock issuable upon exercise of warrants held by the selling stockholders.

Common stock to be outstanding after this offering	51,462,247 shares, including shares of common stock issuable upon exercise of warrants held by the selling stockholders.

Use of proceeds

We will not receive any of the proceeds from the sale of shares by the selling stockholders. We may receive proceeds from the exercise of warrants held by selling stockholders, which will be used for working capital and general corporate purposes.

Risk Factors	An investment in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 3 of this prospectus.

OTC Bulletin Board Symbol	“RAEE.OB”

The number of shares that will be outstanding after the offering is based on the number of shares outstanding as of May 15, 2003 and excludes 3,954,037 shares of common stock issuable upon exercise of options outstanding as of May 15, 2003, and 2,699,000 shares reserved for issuance under our 2002 stock option plan as of May 15, 2003.

Summary Financial Data

SUMMARY CONSOLIDATED FINANCIAL DATA

The following summary consolidated financial data set forth below should be read in conjunction with the Consolidated Financial Statements and Notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, appearing elsewhere in this prospectus.

	Three Months Ended March 31,		Year Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
	(Unaudited)	(Unaudited)					(Unaudited)
Statement of Operations Data:
Net sales	$7,339,400	$4,545,300	$21,844,800	$19,013,600	$18,194,100	$10,832,900	$9,436,300
Gross margin	$4,426,600	$2,520,500	$13,070,700	$11,971,700	$11,615,100	$7,702,600	$6,629,100
Income (loss) from operations	$974,300	$(69,900)	$(8,970,400)	$(97,200)	$1,281,700	$822,300	$2,116,000
Net income (loss)	$775,000	$(179,000)	$(9,454,800)	$136,800	$829,200	$505,900	$1,397,200
Basic income (loss) per share	$0.02	$(0.01)	$(0.24)	$0.01	$0.04	$0.02	$0.06
Diluted income (loss) per share	$0.02	$(0.01)	$(0.24)	$0.00	$0.02	$0.01	$0.04
Weighted-Average Common Shares:
Basic outstanding shares	45,637,578	25,544,312	39,902,169	24,154,797	22,864,656	22,573,482	22,392,586
Diluted outstanding shares	47,034,953	25,544,312	39,902,169	37,067,871	35,436,168	35,002,580	32,923,678

	At March 31,		At December 31,
	2003		2002	2001	2000	1999	1998
	(Unaudited)						(Unaudited)
Balance Sheet Data:
Working Capital	$9,364,200		$8,350,900	$5,105,900	$4,528,900	$1,280,000	$2,665,400
Total Assets	$18,076,800		$16,669,700	$15,043,200	$12,706,400	$8,804,600	$5,546,100
Long-term Liabilities	$363,200		$384,500	$644,300	$819,100	$450,600	$39,800
Total stockholders’ equity	$11,779,700		$10,859,700	$3,438,500	$2,954,800	$2,034,000	$3,267,900

RISK FACTORS

You should carefully consider the risks described below before making a decision regarding an investment in our common stock. If any of the following risks actually occur, our business could be harmed, the trading price of our common stock could decline and you may lose all or part of your investment. You should also refer to the other information contained in this report, including our financial statements and the related notes.

Our future revenues are unpredictable, our operating results are likely to fluctuate from quarter to quarter, and if we fail to meet the expectations of securities analysts or investors, our stock price could decline significantly.

Our quarterly and annual operating results have fluctuated in the past and are likely to fluctuate significantly in the future due to a variety of factors, some of which are outside of our control. Accordingly, we believe that period-to-period comparisons of our results of operations are not meaningful and should not be relied upon as indications of future performance. Some of the factors that could cause our quarterly or annual operating results to fluctuate include market acceptance of our products, ongoing product development and production, competitive pressures and customer retention.

It is likely that in some future quarters our operating results may fall below the expectations of investors. In this event, the trading price of our common stock would significantly decline.

Because our expense levels are based in large part on estimates of future revenues, an unexpected shortfall in revenue would significantly harm our results of operations.

Our expense levels are based largely on our investment plans and estimates of future revenue. We may be unable to adjust our spending to compensate for an unexpected shortfall in revenue. Accordingly, any significant shortfall in revenue relative to our planned expenditures in a particular quarter would harm our results of operations and could cause our stock price to fall sharply, particularly following quarters in which our operating results fail to meet the expectations of securities analysts or investors.

Our ownership interest in REnex will cause us to incur losses that we would not otherwise incur.

We own approximately 36 percent of REnex, a wireless systems development company. As such, we are required to incorporate our share of the losses into the Consolidated Statements of Operation. REnex is still in the research and development stage, and to date, REnex has not generated any revenues. If REnex does not begin to generate revenues at the level we anticipate or otherwise incurs greater losses, we could incur greater losses than we anticipate and our results of operations will suffer.

The adoption of the fair value recognition provisions of SFAS 123 for stock-based employee compensation as provided for in SFAS 148, Accounting for Stock-Based Compensation, Transition and Disclosure, an amendment of FASB Statement No. 123 will have a significant impact on the Company’s financial statements.

In connection with becoming a public company through a reverse merger transaction, certain options under our 1993 Stock Plan became subject to variable accounting in accordance with FASB Interpretation No. 44 (FIN 44). As of December 31, 2002, there were 2,014,941 options outstanding under the Plan that were subject to variable accounting. To eliminate the variable effects of such accounting treatment, we have adopted the fair value recognition provisions of SFAS 123 for stock-based employee compensation, effective January 1, 2003 under the modified prospective method as provided for in SFAS 148, Accounting for Stock-Based Compensation, Transition and Disclosure, an amendment of FASB Statement No. 123. Our interim financial statements herein for the quarter ended March 31, 2003 reflect a non-cash compensation charge of $125,000.

Stock-based compensation charges have significantly impacted our financial statements, and will continue to impact our financial statements on a prospective basis.

We may be unable to meet our future capital requirements. Any attempts to raise additional capital in the future may cause substantial dilution to our stockholders.

We may need to seek additional funding in the future and it is uncertain whether we will be able to obtain additional financing on favorable terms, if at all. Further, if we issue equity securities in connection with additional financing, our stockholders may experience dilution and/or the new equity securities may have rights, preferences or privileges senior to those of existing holders of common stock. If we cannot raise funds on acceptable terms, if and when needed, we may not be able to develop or enhance our products and services, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, any of which could seriously harm our business.

Should the benefits of our inventory procurement strategy in Asia not materialize as we anticipate, our results of operations may suffer.

As part of our overall strategy to increase gross margins and improve operating results, we are executing on a strategy to procure a number of our component parts closer to our production source in Asia. In the past, our strategy involved the purchase of parts in, and delivery of parts from our vendors, to the United States. The parts were then kitted, and shipped to Shanghai, where the subassemblies were made. Our current strategy involves the procurement of component parts in Asia, where the effective price is much lower. The parts will be shipped directly to Shanghai, thereby reducing the transit time and shipping cost of the inventory. The execution of the current strategy may have some adverse consequences. Our vendors have to be qualified to ensure that the parts are of acceptable quality and meet the requisite specifications called for by engineering drawings. A significant amount of time and funding may be required to complete the analysis. Should we fail to execute on the current procurement strategy in an effective manner, our results of operations may suffer.

We depend on our distributors.

We derive approximately 90% of our revenues via our sales distribution channels, and therefore are dependent on our distributors. Should any of our principal distributors, or a significant group of our distributors, experience financial difficulties or become unwilling to promote and sell our products for any reason, our business and results of operations could be materially harmed.

We depend on third party suppliers.

We are dependent on third party suppliers for our component parts, including various sensors, microprocessors and other material components. Should there be any interruption in the supply of these component parts, our business could be adversely affected.

If our expansion from a gas detection instrument manufacturer to a wireless systems and radiation detection company is unsuccessful, our business and results of operations will suffer.

We are in the process of expanding our current business of providing gas detection instruments to include radiation detection and wireless systems for local and remote security monitoring. The pricing of our radiation detection products and wireless products and services may be subject to rapid and frequent change. We may be forced for competitive or technical reasons to reduce prices for our products, which would reduce our revenue and could harm our business. Further, the radiation detection and wireless systems markets are still evolving, and we have little basis to assess the demand for these products and services or to evaluate whether our products and services will be accepted by the market. If our radiation detection products and wireless products and services do not gain broad market acceptance, our business and results of operations will be harmed.

The economic downturn in the United States and abroad could have a material adverse impact on our business and results of operations.

While our business to date has been minimally impacted by the current economic downturn in the United States and abroad, it could eventually succumb to such conditions. Many of our customers have already experienced severe declines in their revenues, which could impact the size and frequency of their purchases of our products and services. Although we routinely perform credit checks on our customer base to assess their creditworthiness, there can be no assurance that we will be able to collect payments from our customers as they become due. Any decrease in the size or frequency of purchases by our customers, or a failure by us to collect payments as they become due could have a material adverse impact on our business and results of operations.

Compliance with safety regulations could delay new product delivery and adversely affect our results of operations.

Compliance with safety regulations, specifically the need to obtain UL, CUL, ATEX and EEX approvals, could delay the introduction of new products by us. As a result, we may experience delays in realizing revenues from our new products, which could have an adverse effect on our results of operations.

A deterioration in trade relations with China could have a material adverse effect on our business and results of operations.

A significant portion of our products and components are manufactured at our wholly-owned facility in Shanghai, China. Should trade relations between the United States and China deteriorate, our ability to transfer products between China and other regions of the world, including the United States, Asia and Europe, could be significantly impacted. As a result, our business and results of operations would suffer.

We are involved in pending legal proceedings.

On October 23, 2001, the estate of Virgil Johnson filed a products liability and wrongful death lawsuit against us in the District Court of Harris County, Texas. The plaintiffs allege that our product was defective and unsafe for its intended purposes at the time it left our premises, and that the product was defective in that it failed to conform to the product design and specifications of other gas monitors. Additionally, the plaintiffs allege that the product was defectively designed and marketed so as to render it unreasonably dangerous to the plaintiff. In the event that we do not have adequate insurance coverage for the expenses related to the lawsuit, we may incur substantial legal fees and expenses in connection with the litigation. The litigation may also result in the diversion of our internal resources. Our defense of this litigation, regardless of its eventual outcome, will likely be costly and time consuming. The litigation is in the preliminary stage, and we are unable to predict its final outcome. However, an adverse outcome could materially affect our results of operations and financial position.

On March 26, 2002, Straughan Technical Distribution, LLC, filed a lawsuit against us in the Superior Court of the State of California for the County of Santa Clara. A similar lawsuit pending in District Court of Harris County, Texas was served on us on March 27, 2002. In these nearly identical lawsuits, Straughan, a distributor of Gastec Gas Detection Devices, claims to have experienced diminished sales to its customers, loss of profits and other damages as a result of the stated allegations, which include claims for interference with present and prospective business relations, false advertising, trade dress infringement, slander and antitrust violations. The action filed in Texas was dismissed without prejudice in June 2002. In May 2003, we entered into a settlement agreement with Straughan to resolve all disputes between us. The parties to these actions expect to file dismissals with prejudice by June 2003.

In addition to the litigation described above, from time to time we may be subject to various legal proceedings and claims that arise in the ordinary course of business.

The market for gas detection monitoring devices is highly competitive, and if we cannot compete effectively, our business may be harmed.

The market for gas detection monitoring devices is highly competitive. We expect the emerging wireless gas monitoring system market to be equally competitive. Competitors in the gas monitoring industry differentiate themselves on the basis of their technology, quality of product and service offerings, cost and time to market. In the market for gas detection monitoring devices, our primary competitors include Industrial Scientific Corporation, Mine Safety Appliances Company, BW Technologies, Ion Science, PerkinElmer, Inc., Drager Safety Inc., Gastec Corporation and Bacou-Dalloz. Most of our competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial and marketing resources than us. In addition, some of our competitors may be able to:

•	devote greater resources to marketing and promotional campaigns;

•	adopt more aggressive pricing policies; or

•	devote more resources to technology and systems development.

In light of these factors, we may be unable to compete successfully.

We may not be successful in developing our brand, which could prevent us from remaining competitive.

We believe that our future success will depend on our ability to maintain and strengthen the RAE Systems brand, which will depend, in turn, largely on the success of our marketing efforts and ability to provide our customers with high-quality products. If we fail to successfully promote and maintain our brand, or incur excessive expenses in attempting to promote and maintain our brand, our business will be harmed.

We may not be able to recruit or retain qualified personnel.

Our future success depends on our ability to attract, retain and motivate highly skilled employees. Despite the recent economic slowdown, competition for qualified employees in the Silicon Valley, particularly management, technical, and sales and marketing personnel, is intense. Although we provide compensation packages that include stock options, cash incentives and other employee benefits, we may be unable to retain our key employees or to attract, assimilate and retain other highly qualified employees in the future, which could harm our business.

Our business could suffer if we lose the services of any of our executive officers.

Our future success depends to a significant extent on the continued service of our executive officers, including Robert I. Chen, Joseph Ng, Peter Hsi and Hong Tao Sun. The loss of the services of any of our executive officers could harm our business.

We might not be successful in the development or introduction of new products and services in a timely and effective manner.

Our revenue growth is dependent on the timely introduction of new products to market. We may be unsuccessful in identifying new product and service opportunities or in developing or marketing new products and services in a timely or cost-effective manner. In addition, product innovations may not achieve the market penetration or price stability necessary for profitability.

Our officers, directors and principal stockholders beneficially own approximately 64% of our common stock and, accordingly, may exert substantial influence over the company.

Our executive officers and directors and principal stockholders, in the aggregate, beneficially own approximately 64% of our common stock. These stockholders acting together have the ability to control all matters requiring approval by our stockholders. These matters include the election and removal of the directors, amendment of our certificate of incorporation, and any merger, consolidation or sale of all or substantially all of our assets. In addition, they may dictate the management of our business and affairs. Furthermore, this concentration of ownership could have the effect of delaying, deferring or preventing a change in control, or impeding a merger or consolidation, takeover or other business combination, and may substantially reduce the marketability of our common stock.

Future sales of our common stock by existing stockholders could adversely affect our stock price.

Sales of substantial amounts of our common stock in the public market in connection with this offering could reduce the prevailing market prices for our common stock. We are registering the resale of approximately 43,926,582 shares of common stock (including shares underlying outstanding warrants to purchase our common stock) on a registration statement on Form S-1 of which this prospectus is a part. Future sales by the holders of such shares could adversely affect the trading price of our common stock.

Our facilities and operations are vulnerable to natural disasters and other unexpected losses.

Our success depends on the efficient and uninterrupted operation of our business. Our facilities in Sunnyvale, California are in an area that is susceptible to earthquakes. We do not have a backup facility to provide redundant capacity in the event of a natural disaster or other unexpected damage from fire, floods, power loss, telecommunications failures, break-in and similar events. If we seek to replicate our operations at other locations, we will face a number of technical as well as financial challenges, which we may not be able to address successfully. Although we carry property and business interruption insurance, our coverage may not be adequate to compensate us for all losses that may occur.

Our business is subject to risks associated with conducting business internationally.

Our business is subject to risks normally associated with conducting business outside the United States, such as foreign government regulations, nation-specific or region-specific certifications, political unrest, disruptions or delays in shipments, fluctuations in foreign currency exchange rates and changes in the economic conditions in the countries in which our raw materials suppliers, service providers, and customers are located. Our business may also be adversely affected by the imposition of additional trade restrictions related to imported products, including quotas, duties, taxes and other charges or restrictions. If any of the foregoing factors were to render the conduct of business in a particular country undesirable or impractical, or if our current foreign manufacturing sources were to cease doing business with us for any reason, our business and results of operations could be adversely affected.

For example, recently, we were informed that certain of our intercompany shipments between the United States and China were not compliant with the Chinese customs requirements. Although we believe that changes we are implementing to our standard procedures will avoid such issues in the future, there can be no assurance that we will not have issues in the future in China or other jurisdictions or that any such problems will not result in fines or restrictions on our operations that could adversely affect our business.

Our business is subject to risks associated with Severe Acute Respiratory Syndrome (SARS).

Our manufacturing facility located in Jia Ding, Shanghai, and sales office in Hong Kong are located in regions where the outbreak of SARS is prevalent. Although none of our employees have experienced any cases of SARS, the transient nature of the disease and local government reactions to the disease is such that in the event that any of our employees experience SARS or SARS cases become more prevalent, our operations in such areas may be subject to interruption and our business may suffer.

We may be unable to adequately protect our intellectual property rights.

We regard our intellectual property as critical to our success. We rely on patent, trademark, copyright and trade secret laws to protect our proprietary rights. Notwithstanding these laws, we may be unsuccessful in protecting our intellectual property rights or in obtaining patents or registered trademarks for which we apply. Our ability to compete is affected by our ability to protect the Company’s intellectual property rights. We rely on a combination of patents, trade secrets, non-disclosure agreements and confidentiality procedures. Although processes are in place to protect our intellectual property rights, we cannot guarantee that these procedures are adequate to prevent misappropriation of our current technology or that our competitors will not develop technology that is similar to our own. Specifically, we cannot ensure that our future patent applications will be approved or that our current patents will not be challenged by third parties. Furthermore, we cannot ensure that, if challenged, our patents will be found to be valid and enforceable.

Any litigation relating to our intellectual property rights could, regardless of the outcome, have a materially adverse impact our business and results of operations.

We might face intellectual property infringement claims that might be costly to resolve.

We may, from time to time, be subject to claims of infringement of other parties’ proprietary rights or claims that our own trademarks, patents or other intellectual property rights are invalid. Any claims of this type, regardless of merit, could be time-consuming to defend, result in costly litigation, divert management’s attention and resources or require us to enter into royalty or license agreements. The terms of any such license agreements may not be available on reasonable terms, if at all, and the assertion or prosecution of any infringement claims could significantly harm our business.

Any future acquisitions that we undertake could be difficult to integrate, disrupt our business, dilute stockholder value or harm our results of operations.

We may acquire or make investments in complementary businesses, technologies, services or products if appropriate opportunities arise. The process of integrating any acquired business, technology, service or product into our business and operations may result in unforeseen operating difficulties and expenditures. Integration of an acquired company also may consume much of our management’s time and attention that would otherwise be available for ongoing development of our business. Moreover, the anticipated benefits of any acquisition may not be realized. Future acquisitions could result in dilutive issuances of equity securities or the incurrence of debt, contingent liabilities or expenses related to goodwill recognition and other intangible assets, any of which could harm our business.

Provisions in our charter documents and Delaware law could prevent or delay a change in control of the company, which could reduce the market price of our common stock or discourage potential acquirers from offering a premium over the prevailing trading price of our common stock.

Provisions in our certificate of incorporation and bylaws could have the effect of delaying or preventing a change of control of the company or changes in our management. In addition, provisions of Delaware law may discourage, delay or prevent a third party from acquiring or merging with us. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. These provisions may also have the effect of discouraging or preventing a potential acquirer from offering our stockholders a premium over the prevailing trading price of our common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Business,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

•	The development of our existing and future technology;

•	Industry trends and growth rates;

•	Our competition;

•	Our anticipated financial performance; and

•	Our ability to meet our future financing requirements.

Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan” and similar expressions or statements regarding future periods are intended to identify forward-looking statements. All forward-looking statements are inherently uncertain because they involve substantial risks and uncertainties beyond our control. We do not undertake any obligation to update or revise any forward-looking statements for events or circumstances after the date on which such statement is made. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Additionally, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares by the selling stockholders. We may receive proceeds from the exercise of warrants held by selling stockholders, which will be used for working capital and general corporate purposes.

CAPITALIZATION

The following table sets forth our cash and capitalization as of March 31, 2003. This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements and the related notes appearing elsewhere in this prospectus.

March 31, 2003
Cash and cash equivalents	$7,382,200

Stockholders’ equity:
Common stock: $0.001 par value; 200,000,000 shares authorized; 45,812,764 shares issued and outstanding	$45,800
Additional paid-in-capital	$17,583,900
Accumulated Deficit	$(5,850,000)

Total stockholders’ equity	$11,779,700

Total capitalization	$11,779,700

The 45,812,764 shares at March 31, 2003 exclude:

•	5,628,086 shares of our common stock issuable upon exercise of warrants held by selling stockholders at a weighted-average exercise price of $11.87 per share;

•	1,653,037 shares of our common stock subject to outstanding options under the Company’s 1993 stock option plan at a weighted-average exercise price of $0.0751 per share;

•	2,301,000 shares of our common stock subject to outstanding options under the Company’s 2002 stock option plan at a weighed-average exercise price of $0.985.

•	400,000 shares of restricted stock given to our directors at a weighted-average exercise price of $0.985.

•	824,190 shares of our common stock subject to outstanding options under the Nettaxi.com 1998 and 1999 stock option plans at a weighted-average exercise price of $19.67 per share.

•	21,397 options under the Company’s 1993 Stock Option Plan that were exercised between April 1, 2003 and May 15, 2003.

DIVIDEND POLICY

We have never paid cash dividends on our capital stock. We currently intend to retain future earnings to finance the growth and development of our business, and we do not anticipate paying any cash dividends in the foreseeable future.

PRICE RANGE OF OUR COMMON STOCK

Our common stock has been trading on the NASD OTC Market Bulletin Board under the trading symbol “RAEE.OB” since April 9, 2002, when we completed our merger with Nettaxi.com. The following table sets forth, for the periods indicated, the high and low bid prices for our common stock as reported by various Bulletin Board market makers. The quotations do not reflect adjustments for retail mark-ups, mark-downs, or commissions and may not necessarily represent actual transactions.

	High	Low
Fiscal Year Ended December 31, 2002
Second Quarter (from April 10)	$2.30	$0.75
Third Quarter	$0.84	$0.45
Fourth Quarter	$0.65	$0.38
Fiscal Year Ending December 31, 2003
First Quarter	$0.66	$0.37
Second Quarter (through May 15, 2003)	$1.30	$0.51

Prior to the merger, from October 12, 1998 until April 9, 2002, Nettaxi’s common stock was traded on the OTC Bulletin Board under the trading symbol “NTXY” and RAE Systems’ securities were not publicly traded. The following table sets forth, for the periods indicated, the high and low bid prices for our common stock as reported by various Bulletin Board market makers. The quotations do not reflect adjustments for retail mark-ups, mark-downs, or commissions and may not necessarily represent actual transactions. The bid prices reflected below have been adjusted to account for a 5.67 reverse stock split of our common stock on April 9, 2002.

	High	Low
Fiscal Year Ended December 31, 2001
First Quarter	$1.70	$0.74
Second Quarter	$2.84	$0.51
Third Quarter	$2.04	$0.45
Fourth Quarter	$1.08	$0.51
Fiscal Year Ended December 31, 2002
First Quarter	$1.59	$0.62
Second Quarter (through April 9)	$2.27	$1.25

On May 15, 2003, the last reported sale price for our common stock on the OTC Bulletin Board was $1.00 per share.

SELECTED CONSOLIDATED FINANCIAL DATA

Summary Financial Data

Set forth below are summary statements of operations data for the three months ended March 31, 2003 and 2002, and for the years ended December 31, 2002, 2001, 2000, 1999 and 1998, and summary balance sheet data as of March 31, 2003 and as of December 31, 2002, 2001, 2000, 1999 and 1998. The summary financial data as of December 31, 2002 and 2001, and for the years ended December 31, 2002, 2001 and 2000, are derived from RAE’s audited consolidated financial statements included elsewhere in this prospectus. The summary financial data as of December 31, 2000 and 1999, and for the year ended December 31, 1999, are derived from RAE’s audited consolidated financial statements not included in this prospectus. The summary financial data as of March 31, 2003 and December 31, 1998, and for the three months ended March 31, 2003 and 2002, and for the year ended December 31, 1998, has been derived from the unaudited consolidated financial statements of RAE and has been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, contains all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the financial data as of these dates and for these periods. The financial data for the three months ended March 31, 2003 are not necessarily indicative of the results that may be expected for any future period or for a full year. This information should be read in conjunction with the Consolidated Financial Statements and Notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, appearing elsewhere in this prospectus.

	Three Months Ended March 31,		Year Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
	(Unaudited)	(Unaudited)					(Unaudited)
Statement of Operations Data:
Net sales	$7,339,400	$4,545,300	$21,844,800	$19,013,600	$18,194,100	$10,832,900	$9,436,300
Gross margin	$4,426,600	$2,520,500	$13,070,700	$11,971,700	$11,615,100	$7,702,600	$6,629,100
Income (loss) from operations	$974,300	$(69,900)	$(8,970,400)	$(97,200)	$1,281,700	$822,300	$2,116,000
Net income (loss)	$775,000	$(179,000)	$(9,454,800)	$136,800	$829,200	$505,900	$1,397,200
Basic income (loss) per share	$0.02	$(0.01)	$(0.24)	$0.01	$0.04	$0.02	$0.06
Diluted income (loss) per share	$0.02	$(0.01)	$(0.24)	$0.00	$0.02	$0.01	$0.04
Weighted-Average Common Shares:
Basic outstanding shares	45,637,578	25,544,312	39,902,169	24,154,797	22,864,656	22,573,482	22,392,586
Diluted outstanding shares	47,034,953	25,544,312	39,902,169	37,067,871	35,436,168	35,002,580	32,923,678

	At March 31,		At December 31,
	2003		2002	2001	2000	1999	1998
	(Unaudited)						(Unaudited)
Balance Sheet Data:
Working Capital	$9,364,200		$8,350,900	$5,105,900	$4,528,900	$1,280,000	$2,665,400
Total Assets	$18,076,800		$16,669,700	$15,043,200	$12,706,400	$8,804,600	$5,546,100
Long-term Liabilities	$363,200		$384,500	$644,300	$819,100	$450,600	$39,800
Total stockholders’ equity	$11,779,700		$10,859,700	$3,438,500	$2,954,800	$2,034,000	$3,267,900

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION  AND RESULTS OF OPERATIONS

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements. In some cases, readers can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue.” These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those stated herein. Although management believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results, performance, or achievements. For further information, refer to the section entitled “Factors that May Affect Future Results” in this prospectus. The following discussion should be read in conjunction with the condensed consolidated financial statements and the notes thereto included elsewhere in this prospectus.

OVERVIEW

RAE Systems Inc. (“RAE” or the “Company”), established in 1991, is a leader in rapidly deployable sensing networks for homeland defense and a leading manufacturer of portable, wireless and fixed atmospheric monitors, photo-ionization detectors, radiation detectors, gas detection tubes, sampling pumps and security monitoring devices.

We generate revenue from the sale of our gas and radiation monitoring devices, smart sensing platform and solutions, and through the service and repair of our equipment. We sell our products through a network of approximately 180 distributors, which account for approximately 90% of our sales. Our customer base is varied and include many of the world’s leading corporations in the airline, automotive, oil, computer and telecommunications industries. We also have significant numbers of instruments currently in service with many U.S. government agencies and the armed forces, and by numerous city, state and federal agencies and departments.

On April 9, 2002, our merger with Nettaxi.com (“Nettaxi”) was consummated. Nettaxi, as the surviving entity to the merger, changed its name to RAE Systems Inc. Our stockholders received approximately 80% of the common stock of the newly merged entity at the effective time of the merger and our management team continued in their existing roles with our Company. Accordingly, our merger with Nettaxi has been accounted for as a reverse acquisition whereby, for accounting purposes, we are deemed to be the acquiror and Nettaxi is deemed to be the acquired entity. As Nettaxi had effectively ceased all revenue generating activities nine months prior to our merger and had planned to abandon (and did abandon) its business model with effect from the consummation of the merger, Nettaxi was deemed to be in substance a shell company. Accordingly, our merger with Nettaxi has been treated as a recapitalization with no goodwill.

In connection with becoming a public company through a reverse merger transaction, certain options under our 1993 Stock Plan became subject to variable accounting in accordance with FASB Interpretation No. 44 (FIN 44). As of December 31, 2002, there were 2,014,941 options outstanding under the 1993 Stock Plan that were subject to variable accounting. For the year ended December 31, 2002, the financial statements herein reflect a $374,700 variable accounting charge. Based on the life of these options, the variable accounting treatment would have resulted in unpredictable stock-based compensation dependent on fluctuations in quoted prices of our common stock for the next nine years. To eliminate the variable effects of such accounting treatment, we have adopted the fair value recognition provisions of SFAS 123 for stock-based employee compensation, effective January 1, 2003 under the modified prospective method as provided for in SFAS 148, Accounting for Stock-Based Compensation, Transition and Disclosure, an amendment of FASB Statement No. 123. Our interim financial statements herein for the quarter ended March 31, 2003 reflect a non-cash compensation charge of $125,000. Stock-based compensation charges have significantly impacted our financial statements, and will continue to impact the financial statements on a prospective basis.

In December 2001, as described in detail in (i) our proxy statement filed with the Securities and Exchange Commission on March 15, 2002, (ii) the Form 10-Q filed May 14, 2002, (iii) Form S-1 filed May 31, 2002, and (iv) the prospectus filed June 24, 2002, we issued 700,000 non-plan stock purchase rights, which vested and were exercised immediately, to an officer, a director and a consultant at an exercise price of $0.125 per share. The fair value of the underlying shares of common stock on the date of issuance was approximately $700,000. Under the terms of the stock purchase agreement with these individuals, the shares were placed in escrow and were earned contingent upon the consummation of the merger with Nettaxi.com. In accordance with the terms of the merger agreement, the 700,000 shares were converted using an exchange ratio of 1.54869 to 1,084,083 shares. Based on the intrinsic or fair value of the respective equity instruments as of April 9, 2002, the effective date of the merger, we recorded a non-cash compensation charge of $2.3 million. Additionally, in connection with the closing of the merger, we recorded a $2.1 million non-cash compensation charge for the 960,000 shares of stock that were issued to Baytree Capital, and a $4.3 million non-cash compensation charge for the warrants issued to Michael Gardner, Robert Rositano and Dean Rositano.

REnex Technology Ltd. (REnex) completed a $3 million private placement in July of 2002. Based on the terms and conditions of the contract, RAE Asia’s equity and voting interest in REnex decreased from 47% to approximately 36%. Prior to July 2002, RAE Asia exercised managerial control over the day-to-day operations of REnex and held approximately 90% of the voting shares of REnex, accordingly, prior to 2002, REnex was consolidated in our financial statements. As RAE Asia no longer owns majority interest in the voting shares, our financial statements herein reflect a change in the accounting for REnex from the consolidated method to the equity method. This change has been applied with effect from January 1, 2002 and, accordingly, this change has significantly impacted the comparability of the 2002 amounts versus the 2001 amounts regarding Research and Development Expenses, Loss from Unconsolidated Entity, and Minority Interest in Loss of Consolidated Subsidiary in the Consolidated Statements of Operations, and the Investments under Equity Method in the Consolidated Balance Sheet.

As discussed elsewhere in this prospectus, we are currently involved in a legal proceeding. Regardless of the eventual outcome, such litigation will likely be time consuming, and may result in the diversion of our internal resources. The eventual outcome of this proceeding is difficult to determine, and any adverse result in the lawsuit could materially affect our results of operations and financial position.

CRITICAL ACCOUNTING POLICIES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Estimates are used for, but not limited to, allowance for doubtful accounts, inventory allowances, warranty costs, contingencies and taxes. Actual results could differ materially from those estimates. The following critical accounting policies are impacted significantly by judgments, assumptions, and estimates used in the preparation of the condensed consolidated financial statements.

The allowance for doubtful accounts is provided for estimated credit losses at a level deemed appropriate to adequately provide for known and inherent risks related to such amounts. The allowance is based on reviews of loss, adjustments history, current economic conditions and other factors that deserve recognition in estimating potential losses. While management uses the best information available in making its determination, the ultimate recovery of recorded accounts receivable is also dependent upon future economic and other conditions that may be beyond management’s control. If there were a deterioration of a major customer’s credit worthiness, or if actual defaults were higher than what has been experienced historically, our estimates of the recoverability of amounts due could be overstated. Our operating results could be adversely affected.

Inventories are stated at the lower of cost (moving weighted average method) or market. Inventory purchases are typically based on estimated future demand. In the event of a sudden and significant decrease in demand for our products, or if there were a higher occurrence of inventory obsolescence due to changing technology and customer requirements, we could be required to increase our inventory allowances. Our gross margins could be adversely affected.

We generally provide a one to three year limited liability on our products and establish the estimated costs of fulfilling these warranty obligations at the time the related revenue is recorded. Historically, warranty costs have been insignificant. If we were to experience an increase in warranty claims compared to our historical experience, or costs of servicing warranty claims were greater than expectations on which the warranty reserve has been based, our operating results could be adversely affected.

We are subject to various loss contingencies arising in the ordinary course of business. We consider the likelihood of loss or impairment of an asset or the incurrence of a liability, as well as our ability to reasonably estimate the amount of loss in determining loss contingencies. An estimated loss contingency is accrued when management concludes that it is probable that an asset has been impaired or a liability has been incurred and the amount of the loss can be reasonably estimated. We regularly evaluate current information available to determine whether such accruals should be adjusted.

We recognize deferred tax assets (future tax benefits) and liabilities for the expected future tax consequences of temporary differences between the book carrying amounts and the tax basis of assets and liabilities. The deferred tax assets and liabilities represent the expected future tax return consequences of those differences, which are expected to be either deductible or taxable when the assets and liabilities are recovered or settled. Future tax benefits pertaining to unrealized foreign losses have been fully offset by a 100% valuation allowance as management is unable to determine that it is more likely than not that this deferred tax asset will be realized.

RECENT ACCOUNTING PRONOUNCEMENTS

In April 2002, the FASB issued Statement of Financial Accounting Standards No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections (SFAS 145). This statement amends existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The provisions of SFAS 145, which we adopted during 2002, did not have a material impact on our financial position or results of operations.

In June 2002, the FASB issued Statement of Financial Accounting Standards No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which addresses financial accounting and reporting for costs associated with exit or disposal activities (SFAS 146). This Statement requires that the liability for costs associated with an exit or disposal activity be recognized when the liability is incurred. SFAS 146 also establishes that fair value is the objective for initial measurement of the liability. The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of this Statement did not have a material impact on our financial position or results of operations.

In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation, Transition and Disclosure, an amendment of FASB Statement No. 123 (SFAS 148). This statement provides alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock based compensation. It also amends the disclosure provisions of SFAS 123 to require prominent disclosure about the effects on reported net income of an entity’s accounting policy decisions with respect to stock-based employee compensation. Further, SFAS 148 amends Accounting Principles Board Opinion No. 28, Interim Financial Reporting, to require disclosure about those effects in interim financial information. We have elected to adopt the fair value recognition provisions of SFAS 123 for stock-based employee compensation, effective January 1, 2003 under the modified prospective method as provided for in SFAS 148. The effects of the adoption of SFAS 123 in accordance with SFAS 148 are reflected in our financial statements.

In November 2002, the FASB issued FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (FIN 45). FIN 45 requires a guarantor to recognize, at the inception of a qualified guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. FIN 45 is effective on a prospective basis for qualified guarantees issued or modified after December 31, 2002. The adoption of this Interpretation did not have a material impact on our financial position or results of operations.

RESULTS OF OPERATIONS

Comparison of Quarters ended March 31, 2002 and 2003

Net Sales.    Net sales increased from $4.5 million for the quarter ended March 31, 2002 to $7.3 million for the quarter ended March 31, 2003, an increase of 61.5%. This increase was primarily due to a significant increase in government sales, particularly for homeland security where we recognized a significant increase in sales of our MultiRAE and MiniRAE 2000. We also experienced a substantial increase in Europe and Asia for the monitoring of toxic gases in confined space entry.

Cost of Sales.    Cost of sales increased from $2 million for the quarter ended March 31, 2002 to $2.9 million for the quarter ended March 31, 2003, an increase of 43.9%. This increase was primarily due to an increase in the sales volume. Gross margins increased from $2.5 million, or 55.5% of revenue, for the quarter ended March 31, 2002 to $4.4 million, or 60.3% of revenue, for the quarter ended March 31, 2003. This increase was primarily due to increased efficiency in production resulting from an increase in the sales volume. It was also a result of a decrease in the cost of our material.

Sales and Marketing.    Sales and marketing expenses increased from $1.1 million for the quarter ended March 31, 2002 to $1.5 million for the quarter ended March 31, 2003, an increase of 37%. Our sales and marketing cost increased in the United States as a result of increases in our personnel and advertising expenses of $252,700 to support our homeland defense position, our wireless systems solution, and our new suite of radiation detectors. Our expenses increased in Europe by $136,500 to build the infrastructure to support the European sales and service center.

Research and Development.    Research and development expenses increased from $594,000 for the quarter ended March 31, 2002 to $706,000 for the quarter ended March 31, 2003, an increase of 18.9%. The increase in research and development expenses of $112,000 was primarily the result of an increase in headcount to support further development of the wireless systems solution, as well as the development of our radiation detectors and sensors.

General and Administrative.    General and administrative expenses increased from $845,200 for the quarter ended March 31, 2002 to $1.2 million for the quarter ended March 31, 2003, an increase of 40.5%. Due to the adoption of the fair value recognition provisions of SFAS 123 for stock-based employee compensation, effective January 1, 2003, under the modified prospective method as provided for in SFAS 148, we incurred a non-cash compensation charge of $125,000 in connection with our outstanding options under our 1993 and 2002 stock option plans in the first quarter of 2003 as compared to a non-cash compensation charge of $49,200 in the same period of 2002. Additionally, certain costs associated with the Company’s operations as a public company increased general and administrative costs by $159,300 from the same period last year, including fees for public relations, investor relations, the design and distribution of our annual report and the cost of our D&O insurance.

Legal Fees and Settlement Costs.    Legal fees and settlement costs increased from $77,900 for the quarter ended March 31, 2002 to $88,600 for the quarter ended March 31, 2003, an increase of 13.7%. Our legal costs were primarily for corporate matters, including the preparation and review of our Form 10-K and proxy statement for our annual meeting. Also included were fees associated with the lawsuits described in detail elsewhere in this prospectus.

Other Income (Expense), net.    Other expenses for the quarter ended March 31, 2002 were $109,100. For the same period in 2003, we had other expenses of $63,900, a change of $45,200. The change was primarily due to a decrease in interest expense resulting from the repayment of outstanding loans ($51,000).

Income Taxes.    During the quarter ended March 31, 2003, we recognized a tax expense of $135,400, consisting of a provision of $400,000 relating to the current quarter pre-tax income, reduced by $264,600 relating to the settlement with the Internal Revenue Service of certain outstanding tax assessments originating in prior years.

Net Income (Loss).    Net loss for the quarter ended March 31, 2002 was $179,000. For the same period in 2003, we had a net profit of $775,000. The increase was primarily the result of significant increases in sales from the government and from our international customers.

Comparison of Years Ended December 31, 2001 and 2002

Net Sales.    Net sales increased from $19 million for the year ended December 31, 2001 to $21.8 million for the year ended December 31, 2002, an increase of 14.9%. This increase was primarily the result of a worldwide increase in the sales of our confined space gas monitors and the sales of our flexible multi-gas monitors with our patented photo-ionization detector. We also saw an increase in the sales of our smart sensing solutions.

Cost of Sales.    Cost of sales increased from $7 million for the year ended December 31, 2001 to $8.8 million for the year ended December 31, 2002, an increase of 24.6%. This increase was primarily due to additional material required to support higher volume production as well as additional personnel and related expenses to support our expanding business opportunities and to bring the manufacturing of our key components in-house. Gross margins increased from $12 million, or 63% of revenue, for the year ended December 31, 2001 to $13.1 million, or 59.8% of revenue, for the year ended December 31, 2002 due to sales volume increases. The decrease in the margin as a percent of revenue, however, was attributable to increases in our manufacturing cost to support our expanding business. It was also attributable to a shift in the product mix and a decrease in the price of selected products to remain competitive in the marketplace.

Sales and Marketing.    Sales and marketing expenses increased from $4.5 million for the year ended December 31, 2001 to $5.4 million for the year ended December 31, 2002, an increase of 19.4%. Our sales and marketing costs increased as a result of an increase in our headcount to support our expanding business. Additionally, our advertising and sales collateral increased to support our wireless systems business, our new line of consumable products, and our expanding international and homeland security businesses. These increases were partially offset by a decrease in commissions resulting from the elimination of our outside sales representatives.

Research and Development.    Research and development expenses decreased from $3.3 million for the year ended December 31, 2001 to $2.5 million for the year ended December 31, 2002, a decrease of 23.1%. The decrease in research and development expenses of $758,200 was primarily the result of a change in the accounting of REnex from the consolidated method to the equity method. This was partially offset by an increase in our research and development activities, specifically in the area of wireless communications and sensor development.

General and Administrative.    General and administrative expenses increased from $3.1 million for the year ended December 31, 2001 to $4.4 million for the year ended December 31, 2002, an increase of 45.6%. As a result of being a public entity, we incurred fees, including those for public relations, SEC filings, and D&O insurance of $202,400 that we would not have otherwise incurred. We also increased our professional fees for management consulting, tax planning and preparation, and for the quarterly review and yearly audit by $703,300. Also included in the $4.4 million is an accounting charge of $374,700 relating to options granted under the 1993 RAE California Stock Option Plan that were subject to variable accounting.

Legal Fees and Settlement Costs.    Legal fees decreased from $1.2 million for the year ended December 31, 2001 to $968,700 for the year ended December 31, 2002, a decrease of 21.6%. Our legal costs were high as a result of attorney fees and settlement costs associated with our lawsuits. Three of the five lawsuits have been settled or dismissed as of December 31, 2002. The lawsuits are described in detail elsewhere in this Form S-1.

Merger Costs.    Merger costs were $8.7 million for the year ended December 31, 2002. Specifically, we recorded a non-cash compensation charge of $2.3 million based on the 1,084,083 shares of our common stock issued to Messrs. Ng, Flanzraich and Frost, a non-cash charge of $2.1 million based on the shares issued to Baytree Capital and a $4.3 million non-cash charge based on the warrants issued to Messrs. Gardner, Robert Rositano and Dean Rositano. These equity instruments were issued in connection with the closing of our merger with Nettaxi.

Other Income (Expense), net.    Other expenses for the year ended December 31, 2001 were $167,100. For the same period in 2002, we had other expenses of $348,800, a change of $181,700. The change was primarily due to a change in the accounting of REnex from the consolidated method to the equity method ($726,000) as well as a decrease in interest income resulting from a decline in interest rates ($82,400). These changes were partially offset by a decrease in interest expense resulting from having paid off the existing loans ($175,300).

Net (Loss) Income.    Net income for the year ended December 31, 2001 was $136,800. For the same period in 2002, we had a net loss of $9.5 million. The decrease of net income was primarily the result of a $9.3 million non-cash accounting charge relating to merger costs and compensation, an increase in the cost of goods to support our expanding business opportunities, an increase in marketing expenses to support the new line of consumable products and the smart sensing solutions business, and an increase in public company activities and professional services. These increases were partially offset by a deferred compensation charge in 2001, a decrease in the price of our material and a decrease in commissions resulting from the elimination of our outside sales representatives.

Comparison of Years Ended December 31, 2000 and 2001

Net Sales.    Net sales increased from $18.2 million for the year ended December 31, 2000 to $19.0 million for the year ended December 31, 2001, an increase of 4.5%. Sales for the year ended December 31, 2000 included the recognition of $3.8 million from a single contract, the proceeds of which were recognized entirely in 2000. Excluding revenue derived from the contract, our net sales increased by $4.6 million, or 31.9%, for the year ended December 31, 2001 as compared to the year ended December 31, 2000.

Cost of Sales.    Cost of sales increased from $6.6 million for the year ended December 31, 2000 to $7.0 million for the year ended December 31, 2001. The increase was due primarily to an increase in sales. Gross margins decreased from 63.8% for the year ended December 31, 2000 to 63.0% for the year ended December 31, 2001. The decrease in gross margins was primarily the result of decreases in the prices of certain products in order to remain competitive in the market place. This decrease was offset by the introduction of new products with higher gross margins.

Sales and Marketing.    Sales and marketing expenses decreased from $4.6 million for the year ended December 31, 2000 to $4.5 million for the year ended December 31, 2001. The decrease was due primarily to a decrease in trade show expenses.

Research and Development.    Research and development expenses increased from $3.2 million for the year ended December 31, 2000 to $3.3 million for the year ended December 31, 2001. The completion of the development of various products resulted in a reduction of approximately $500,000 in research and development expenses in 2001 as personnel costs, consulting fees and raw materials costs associated with such development were eliminated. The reclassification of five employees from research and development to manufacturing resulted in a decrease of $176,000 of research and development expenses in 2001. The consolidation of REnex, our 47% owned subsidiary resulted in an increase of research and development expenses of $792,000 for the year ended December 31, 2001.

General and Administrative.    General and administrative expenses increased from $2.2 million for the year ended December 31, 2000 to $3.1 million for the year ended December 31, 2001. The increase was primarily due to additional personnel and personnel related expenses as well as an increase in bad debt and miscellaneous reserves. Also, in connection with various stock option grants to employees and consultants, RAE incurred non-cash compensation charges of $200,100 for the year ended December 31, 2001 as compared to $62,100 for the year ended December 31, 2000.

Legal Fees and Settlement Costs.    Legal fees and settlement costs increased from $291,100 for the year ended December 31, 2000 to $1.2 million for the year ended December 31, 2001. The increase was primarily due to costs associated with the settlement and litigation of various lawsuits.

Other Income (Expense).    Other income (expense) increased from ($33,900) for the year ended December 31, 2000 to $288,100 for the year ended December 31, 2001. The increase was primarily attributable to RAE’s increase in its minority interest share in the losses of REnex.

Net income.    Net income decreased from $829,200 for the year ended December 31, 2000 to $136,800 for the year ended December 31, 2001. The decrease in net income was primarily the result of an increase in legal fees and settlement cost, general and administrative expenses, and the increased research and development activity at REnex, which was partially offset by lower research and development activity at RAE.

Liquidity and Capital Resources

To date, we have financed our operations primarily through bank borrowings, revenues from operations and proceeds of issuances of equity securities. As of March 31, 2003, we had $7.4 million in cash and cash equivalents. At March 31, 2003, we had $9.4 million of working capital (the excess of current assets over current liabilities) and had a current ratio of 2.6 to 1.0.

Net cash provided by operating activities for the quarter ended March 31, 2003 was $359,000, as compared with net cash provided by operating activities of $560,300 for the quarter ended March 31, 2002. For the quarter ended March 31, 2003, changes in operating assets and liabilities used $836,500 in operating cash flows, whereas for the quarter ended March 31, 2002, operating assets and liabilities provided $676,500 in operating cash flows. The unfavorable effects on operating cash flows resulting from the change in operating assets and liabilities is primarily reflected in accounts receivable in the amount of $923,200 resulting from significant increases in sales, and inventories in the amount of $393,200 in anticipation of future growth. These were partially offset by accounts payable in the amount of $534,200.

Net cash used in investing activities for the quarter ended March 31, 2003 was $137,900, as compared with net cash used in investing activities of $1,600,900 for the quarter ended March 31, 2002. Cash used by investing activities in the quarter ended March 31, 2003 consisted primarily of acquisition of property and equipment in the amount of $116,000. Cash used by investing activities in the quarter ended March 31, 2002 consisted primarily of cash relinquished in the deconsolidation of REnex of $878,300 and investment in affiliate of $500,000.

Net cash used by financing activities for the quarter ended March 31, 2003 was $32,400 as compared with $31,900 for the quarter ended March 31, 2002. Cash used by financing activities for the quarter ended March 31, 2003 was primarily the result of payments on capital leases in the amount of $52,400, partially offset by the issuance of common stock for cash proceeds in the amount of $20,000.

The net loss for the year ended December 31, 2002 was comprised primarily of non-cash stock-based compensation ($9.3 million), substantially all of which was related to stock and warrant issuances ($8.7 million), and non-cash compensation charges relating to our common stock options ($592,300). Net cash provided by operating activities for the year ended December 31, 2002 was $1.3 million, as compared with net cash used by operating activities of $947,500 for the year ended December 31, 2001. For the year ended December 31, 2002, changes in operating assets and liabilities provided an increase of $465,700 in operating cash flows, whereas for the year ended December 31, 2001, operating assets and liabilities used $1.4 million in operating cash flows. The favorable effects on operating cash flows resulting from the change in operating assets and liabilities is primarily reflected in accrued expenses in the amount of $458,000 and inventories in the amount of $304,100.

Net cash provided by investing activities for the year ended December 31, 2002 was $553,600, as compared with net cash used in investing activities of $1.2 million for the year ended December 31, 2001. Cash provided by investing activities in the year ended December 31, 2002 consisted primarily of the release of the restriction on $3 million of cash resulting from the repayment of our outstanding lines of credit, partially offset by the de-consolidation of REnex ($878,300), investments in REnex ($500,000) and the acquisition of property and equipment ($1.2 million). Our investment in property and equipment was for the implementation of our Customer Relations Management System and the construction of our new Wa-RAE manufacturing building in Jia Ding, Shanghai.

Net cash provided by financing activities for the year ended December 31, 2002 was $1.6 million as compared with $2.9 million for the year ended December 31, 2001. Cash provided by financing activities for the year ended December 31, 2002 was primarily the result of the proceeds from the merger transaction of $7 million, partially offset by the payment of merger costs of $762,000 and the payments on notes payable and lines of credit of $4.4 million.

We believe that our existing balances of cash and cash equivalents, together with cash generated from product sales, will be sufficient to meet our cash needs for working capital and capital expenditures for at least the next twelve months. Our future capital requirements will depend on many factors that are difficult to predict, including the size, timing and structure of any future acquisitions, future capital investments, and future results of operations. Any future financing we may require may be unavailable on favorable terms, if at all. Any difficulty in obtaining additional financial resources could force us to curtail our operations or could prevent us from pursuing our growth strategy. Any future funding may dilute the ownership of our shareholders.

Contractual Cash Obligations

The following table quantifies our future contractual obligations as of December 31, 2002:

	Total	2003	2004	2005	2006	2007	Thereafter
Contractual Obligations:
Operating Leases	$3,238,200	$493,700	$508,800	$488,700	$420,200	$396,300	$930,500
Capital Leases	$285,600	$178,400	$107,200	$—	$—	$—	$—

TOTAL	$3,523,800	$672,100	$616,000	$488,700	$420,200	$396,300	$930,500

Market Risk

The following discussion analyzes our disclosure to market risk related to concentration of credit risk, changes in interest rates and foreign currency exchange rates.

Concentration of Credit Risk

Currently, we have cash and cash equivalents deposited with four large United States financial institutions, one large Hong Kong financial institution, and one large Danish financial institution. Our deposits may exceed the amount of insurance available to cover such deposits. To date, we have not experienced any losses of deposit of cash and cash equivalents. Management regularly reviews our deposit amounts and the credit worthiness of the financial institution which holds our deposits.

Interest Rate Risk

As of March 31, 2003, we had cash and cash equivalents of $7.4 million consisting of cash and highly liquid short-term investments. The impact of interest rate fluctuations was immaterial. Declines of interest rates over time will, however, reduce our interest income from our short-term investments.

Foreign Currency Exchange Rate Risk

To date, substantially all of our recognized revenue has been denominated in United States dollars and generated primarily from customers in the United States, and our exposure to foreign currency exchange rates has been immaterial. We expect, however, that future products and service revenue may also be derived from international markets and may be denominated in the currency of the applicable market. As a result, our operating results may become subject to significant fluctuations based upon changes in exchange rates of specific currencies in relation to the United States dollar. Furthermore, to the extent that we engage in international sales denominated in United States dollars, any fluctuation in the value of the United States dollar relative to foreign currencies could affect our competitive position in the international markets. Although we would continue to monitor our exposure to currency fluctuations, and, when appropriate, may use financial hedging techniques in the future to minimize the effect of these fluctuations, we cannot assure you that exchange rate fluctuations will not adversely affect our financial results in the future.

Our holdings of foreign currency at our Hong Kong and Danish banks are immaterial.

BUSINESS

RAE Systems Inc. (“RAE” or the “Company”), established in 1991, is a leader in rapidly deployable sensing networks for homeland defense and a leading manufacturer of portable, wireless and fixed atmospheric monitors, photo-ionization detectors, radiation detectors, gas detection tubes, sampling pumps and security monitoring devices.

Our products are used to detect weapons of mass destruction (WMD), environmental, safety, hazardous materials (HAZMAT), toxic industrial chemicals (TICs), petrochemicals, and semiconductor waste, including the detection of gamma rays, neutrons, combustible chemical and vapor accumulations, oxygen deficiencies, gasoline, benzene, paint, degreasers, jet fuel, carbon monoxide, hydrogen sulfide, carbon dioxide, and many other atmospheric hazards. Our patented photo-ionization detector technology allows dependable, linear, part-per-billion range readings for many toxic chemicals and vapors that are effectively undetectable by any other means.

Our customers include many of the world’s leading corporations in the airline, automotive, oil, computer and telecommunications industries. We also have significant numbers of instruments currently in service with many U.S. government agencies and the armed forces, and by numerous city, state and federal agencies and departments. Our products are used in confined space entry monitoring programs throughout the world, and are used in civilian and government atmospheric monitoring programs in over 50 countries. A substantial number of municipal agencies and city departments have standardized their programs on our products for confined space and HAZMAT incident response. We are also a leading supplier of chemical detectors used for jet fuel vapor monitoring programs.

OUR STRATEGY

Since our inception, we have focused on becoming a leader in the development of gas detection monitoring devices. We intend to maintain this focus by pursuing the following strategies:

Transformation from an Analytical Instrument Company to a Network Instrumentation Company.    We have transformed our company from an analytical instrument company to a network instrumentation company by offering products that enable data to be transmitted and analyzed from remote locations in the field to a base station located up to two miles from the site of the detector, and ultimately hosted via the Internet. We have created a network environment in which each of our instruments represents a node in a local area network, or LAN, and each LAN is, in turn, made a part of a wide area network, or WAN, such as the Internet. In such a network environment, the instruments communicate with one another and across the Internet to provide systems solutions for various industrial and security markets that require a low cost feedback loop, including HAZMAT monitoring and homeland defense.

Expand into a Variety of Industries in Order to Achieve a Broad Customer Base.    We intend to leverage our core technologies across many industries in order to achieve a broad and diverse customer base. By diversifying our customer base, we hope to become less susceptible to the economic downturns and business cycles of any single industry.

Continue to Develop and Bring to Market Products Based on Patented Technology.    We intend to continue to develop products based on our patented technology that are distinguishable from other products in the marketplace, and therefore help provide insulation from competitive pricing pressures. Through collaboration efforts, acquisitions and in-house research and development efforts, we intend to develop new technologies such as radiation detection.

Fully Leverage Our Low-Cost Manufacturing Base in China.    As part of our overall strategy, we intend to increasingly utilize our low-cost manufacturing facilities in China, thereby lowering our production costs and increasing the gross margins on our products.

RAE SYSTEMS CAPABILITIES

Our main strengths are in both sensor and measurement technology and integrated wireless technology.

Sensor and Measurement Technology

Our products are based on a line of proprietary and patented gas and chemical sensors. We design and manufacture the following sensors:

•	Photo-ionization detectors for the measurement of volatile organic compounds, highly toxic chemical warfare agents, and toxic industrial chemicals;

•	Catalytic bead pellistors for the measurement of combustible gas;

•	Non-dispersive infrared sensors for the measurement of carbon dioxide and hydrocarbons; and

•	Electro-mechanical sensors for the measurement of toxic gases such as carbon monoxide.

Photo-ionization detectors use ultraviolet light to break up the molecules of the substances being detected into charged fragments or “ions.” This produces a flow of electrical current proportional to the concentration of contaminant. Our patented photo-ionization detector technology enables dependable, linear, part-per-billion range readings for many toxic gases and vapors that are virtually undetectable by any other means. Photo-ionization detection is particularly suited to the detection of the highly toxic, long-chain, low vapor pressure volatile organic compounds associated with many toxic industrial chemicals, nerve agents and chemical warfare agents.

Catalytic bead pellistors, non-dispersive infrared sensors and electro-mechanical sensors measure combustible gas, carbon dioxide and hydrocarbons, and toxic gases such as carbon monoxide using our detector technology.

Integrated Wireless Technology

In 1999, anticipating the emergence of robust wireless IP networks, we began to develop wireless capabilities for our gas monitoring instruments that enable them to detect gas from remote locations. In May 2001, we introduced the AreaRAE, a wireless-enabled gas detector, which allows for the real-time transmission of monitoring information from a base station located up to two miles away from the detectors. The AreaRAE enables HAZMAT teams, fire fighters, law enforcement officials and other users to remain a safe distance away from toxins, flames and explosives. The AreaRAE incorporates technologies such as global positioning system and geographic information system capabilities. In addition, the AreaRAE can be made to interface with the Internet, making our measurements available from virtually any location with Internet access. We intend to further enhance our products to include video or imaging capabilities that will enable security monitoring.

COMPETITIVE STRENGTHS

As an instrument manufacturer, we have differentiated ourselves from our competition by developing specific chemical sensors, including an array of gas detectors, photo-ionization detectors, catalytic combustion sensors, non-dispersive infrared sensors, corona discharge ionization detectors, and electrochemical gas sensors. These key components enable us to innovate and create new product offerings that other instrument manufacturers may find difficult to rival, especially those competitors that rely on off-the-shelf components. Our technology is protected by 17 patent applications, eight (8) of which have been granted.

As a design and development company, we have significant experience in our industry and understand the need for microprocessor-based instruments. We have successfully integrated our gas detection technology with advanced analog/digital electronics, rechargeable lithium batteries, miniature diaphragm pumps, and liquid crystal displays into a broad family of compact, technologically advanced gas detection products. Our instruments are user friendly, durable, and used by first responder teams, mobile industrial workers, municipal employees, law enforcement agencies, and safety and hygiene professionals.

A significant advantage of our sensor products is that data can be uploaded to the Internet. To facilitate this, we founded REnex in 2001, a Hong Kong-based, wireless systems company of which we own approximately 36%. REnex has developed an Application Specific Private Exchange Network, or ASPEN, dedicated for use in industrial applications. ASPEN is a self-sufficient plug-and-play system that can be customized to meet application specific needs and market requirements. We are currently collaborating with REnex in the design of a robust wireless communications system to address the needs of the homeland security, petrochemical, and environmental markets, among others.

STRATEGIC RELATIONSHIPS

We have entered into a license agreement with Polimaster and TSA Systems, Ltd., in which we will be producing and selling a line of radiation detectors to our first responder community and to other homeland defense forces. Radiation detection can also be used for the screening and monitoring of cargo containers and other applications. We have also entered into a partnership agreement with All Set Tracking AB, a provider of technology and security solutions to intermodal container transportation companies around the world to respond to the U.S. Government’s Maritime Transportation Security Act, signed into effect as Public Law 107-295 by President George W. Bush in November of 2002. The goal of the partnership is to offer joint solutions that address the security and integrity of the ocean freight that enter the United States’ 361 seaports each year. Additionally, we continue to develop relationships with a range of government contractors located in the Washington, D.C. area.

SALES AND MARKETING

Our products are sold through a worldwide organization that includes direct sales personnel and distributors managed through our Sunnyvale, California; Hong Kong; and Skanderborg, Denmark offices. We have a sales and distribution presence in the United States, Canada, Western Europe, Mexico, Latin America, Japan and Singapore, as well as in Beijing, Shanghai, and other petroleum-focused provinces in China. As of April 30, 2003, we employed 43 people in sales and marketing. In addition, we had a total of 180 distributors worldwide that accounted for approximately 90% of our revenues.

From January 1, 2003 through April 30, 2003, approximately 78% of our revenues were derived from sales in North America and approximately 22% of revenues were derived from international sales.

Our products are marketed through direct mail and print advertisements, as well as the dissemination of brochures and other marketing collateral. We participate in industry trade shows and have a presence on the Internet where we take orders and provide information on our product offerings.

RESEARCH AND DEVELOPMENT

We are in the process of expanding our product offerings to include a line of radiation detectors, a wider variation of tubes and pumps, as well as instruments that increase selectivity in gas monitoring. As of April 30, 2003, we employed 37 people in research, development and engineering.

Our research and development process is done in collaboration with our manufacturing department. Such collaboration ensures the manufacturability of the product, and expedites the transition from the conceptual design phase to actual production.

We are engaged in a collaborative effort with the Shanghai University in China, which is known for its research depth in the electronics engineering, telecommunications, and material science fields. This collaboration has enabled cost effective and high return research and development activities, including instrument development and sensor technology. We are able to draw on the expertise of the professors at Shanghai University and recruit from the talent pool that the university has to offer.

MANUFACTURING

We have a wholly-owned offshore manufacturing subsidiary, Wa-RAE, in Shanghai, China where approximately half of our components and products are manufactured. Wa-RAE operates two manufacturing sites in Shanghai, both of which are leased. The facilities consist of 20,000 square feet and 44,000 square feet of manufacturing space, respectively, and enable us to be cost competitive, while maintaining high quality manufacturing standards. We also have a manufacturing, integration and test site in Sunnyvale, California, where we manufacture some of our more complex and sensitive sensors. We have been ISO 9001 certified since 1998, and were upgraded to ISO 9001:2000 in December 2001. Our international manufacturing subsidiary WaRAE was certified to ISO 9002, and was upgraded to ISO 9001 in 2001. As of April 30, 2003, we employed 207 people in manufacturing, of which 163 were located in Shanghai, 42 in the United States, and the remainder in Europe and Hong Kong.

COMPETITION

Competitors in the gas monitoring industry differentiate themselves on the basis of their technology, quality of product, service offerings, cost, and time to market. While we believe we compete strongly in these categories, and thus consider ourselves one of the industry leaders in the design, development and manufacture of gas monitoring devices, we face significant competition. Our primary competitors include Industrial Scientific Corporation, Mine Safety Appliances Company, BW Technologies, Ion Science, PerkinElmer, Inc., Draeger Safety Inc., Gastec Corporation, and Bacou-Dalloz.

Many of our competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial and marketing resources than us. In addition, some of our competitors may be able to:

•	Devote greater resources to marketing and promotional campaigns;

•	Adopt more aggressive pricing policies; and/or

•	Devote more resources to technology and systems development.

If we are unable to compete successfully, our business could be seriously harmed.

EMPLOYEES

As of April 30, 2003, we employed 324 individuals. Of those 324 individuals, 207 were in manufacturing (163 in China; 42 in the United States; one in Hong Kong, and one in Europe), 37 in research, development and engineering, 43 in sales and marketing, and 37 in finance, administration and information technology. Our employees are not covered by a collective bargaining agreement. We have never experienced an employment-related work stoppage and consider our employee relations to be good.

PROPERTIES

Our corporate headquarters and principal offices are located in a leased facility in Sunnyvale, California. The Sunnyvale facility consists of approximately 25,000 square feet, which includes research and development, sales and marketing, and general and administrative operations, under a lease expiring in October 2009. The current facility is adequate to meet the needs of our current operations.

We maintain a sales office in Fan Ling, Hong Kong, from which we sell our products to Asia. The lease of the Fan Ling office has been renegotiated for a period of three years commencing in January 2002. Through our wholly-owned subsidiary, Wa-RAE, we lease two state-of-the-art manufacturing and research and development sites in Shanghai, China, consisting of approximately 20,000 square feet and 44,000 square feet, respectively. The first of the two leases will expire in phases as to portions of the property from March 2004 until March 2008. The second of the two leases expires in January 2007 and contains an option to purchase the property. We also maintain a sales and service center in Skanderborg, Denmark, from which we sell our products to Europe, Australia and New Zealand, the Middle East and Africa.

LEGAL PROCEEDINGS

On October 23, 2001, the estate of Virgil Johnson filed a products liability and wrongful death lawsuit against us in the District Court of Harris County, Texas. The plaintiffs allege that our product was defective and unsafe for its intended purposes at the time it left our premises, and that the product was defective in that it failed to conform to the product design and specifications of other gas monitors. Additionally, the plaintiffs allege that the product was defectively designed and marketed so as to render it unreasonably dangerous to the plaintiff. In the event that we do not have adequate insurance coverage for the expenses related to the lawsuit, we may incur substantial legal fees and expenses in connection with the litigation. The litigation may also result in the diversion of our internal resources. Our defense of this litigation, regardless of its eventual outcome, will likely be costly and time consuming. The litigation is in the preliminary stage, and management is unable to predict its final outcome. However, an adverse outcome could materially affect our results of operations and financial position.

On March 26, 2002, Straughan Technical Distribution, LLC, filed a lawsuit against us in the Superior Court of the State of California for the County of Santa Clara. A similar lawsuit pending in District Court of Harris County, Texas was served on us on March 27, 2002. In these nearly identical lawsuits, Straughan, a distributor of

Gastec Gas Detection Devices, claims to have experienced diminished sales to its customers, loss of profits and other damages as a result of the stated allegations, which include claims for interference with present and prospective business relations, false advertising, trade dress infringement, slander and antitrust violations. The action filed in Texas was dismissed without prejudice in June 2002. In May 2003, we entered into a settlement agreement with Straughan to resolve all disputes between us. The parties to these actions expect to file dismissals with prejudice by June 2003.

In addition to the litigation described above, we may be subject to various legal proceedings and claims that arise in the ordinary course of business.

MANAGEMENT

Executive Officers and Directors

The following table sets forth the current directors, executive officers, and other key employees of RAE, their ages and the positions held by them.

Name	Age	Position
Robert I. Chen	55	President, Chairman, Chief Executive Officer and Director
Joseph Ng	55	Vice President, Business Development, Chief Financial Officer
Peter Hsi	53	Vice President, Chief Technology Officer, Director
Hong Tao Sun	39	Vice President, Engineering
Lyle Feisel	67	Director
Neil W. Flanzraich	59	Director
Edward C. Ross	61	Director
Bo Andersson	52	Director

ROBERT CHEN co-founded RAE Systems in 1991 and has served as President, Chief Executive Officer, and as a member of the board of directors since our inception. From 1981 to 1990, Mr. Chen served as President and Chief Executive Officer of Applied Optoelectronic Technology Corporation, a manufacturer of computer-aided test systems, a company he founded and subsequently sold to Hewlett Packard. Mr. Chen currently serves on the board of directors for the Shanghai Ericsson Simtek Electronics Company, Limited, a telecommunications and electronics company. Mr. Chen received a B.S.E.E. from Taiwan National Cheng Kung University, a M.S.E.E. from South Dakota School of Mines and Technology, and graduated from the Harvard Owner/President program.

JOSEPH NG has served as our Vice President of Business Development and Chief Financial Officer since February 2001. From 1999 to 2001, Mr. Ng was the Marketing Manager for the E-Services Division of Hewlett-Packard, and from 1997 to 1999, the Controller for the Personal Computer and Printer Division of Hewlett-Packard. From 1995 to 1997, Mr. Ng was the Controller for the Computer Division of Hewlett-Packard-Japan, and from 1988 to 1990, the Chief Financial Officer for Applied Optoelectronic Technology Corporation. Mr. Ng received a B.S. in Accounting from Baruch College, and a M.A. in History from Stanford University. Mr. Ng is a certified public accountant in the State of California.

PETER HSI co-founded RAE Systems in 1991 and has served as our Vice President, Chief Technology Officer, and as a member of the board of directors since our inception. Prior to co-founding RAE Systems, Dr. Hsi worked at Applied Optoelectronic Technology Corporation as the chief architect for semiconductor test systems. Dr. Hsi has filed 17 patent applications, of which eight (8) have been granted and nine (9) are pending. Dr. Hsi received a B.S.E.E. from the National Chiao-Tung University, and a M.S. and Ph.D. in Electrical Engineering from Syracuse University.

HONG TAO SUN has served as our Vice President of Engineering since January 2002. Dr. Sun joined RAE Systems in 1997, where he was instrumental in the design and development of key sensor technologies. Prior to joining RAE Systems, Dr. Sun was a research fellow for the Royal Melbourne Institute of Technology in Australia and the University of L’Aquila in Italy. Dr. Sun has over 10 years as a research scientist in the fields of photo-ionization detection and sensor development. Dr. Sun has authored over 60 international research papers, and has written two scientific books. Dr. Sun has developed six patents, three of which are in the field of photo-ionization detection. In 1990, Dr. Sun received a Ph.D. in Electrical Engineering from Xi’an Jiaotong University.

LYLE FEISEL has served as a member of our board of directors since March 2001. In 2001, he retired as the Dean of the Thomas J. Watson School of Engineering and Applied Science, and Professor of Electrical Engineering at the State University of New York at Binghamton. Dr. Feisel joined the faculty of SUNY Binghamton in 1983. Dr. Feisel is a Life Fellow of the Institute of Electrical and Electronics Engineers and of the American Society for Engineering Education, and is a Fellow of the National Society of Professional Engineers. He is active in the affairs of those organizations and in the development and accreditation of engineering education worldwide. Dr. Feisel received his B.S., M.S. and Ph.D. degrees in Electrical Engineering from Iowa State University.

NEIL W. FLANZRAICH has served as a member of our board of directors since December 2000. Since May 1998, he served as Vice Chairman and President of IVAX Corporation, a pharmaceutical company. From 1995 to May 1998, Mr. Flanzraich served as Chairman of the Life Sciences Legal Practice Group of Heller Ehrman White and McAuliffe, and from 1981 to 1994, Senior Vice President and member of the corporate Operating Committee at Syntex Corporation, a pharmaceutical company. Mr. Flanzraich is a director of the Whitman Education Group, Inc., IVAX Diagnostics, and Continucare Corporation. He also serves as Chairman of the Israel America Foundation. Mr. Flanzraich received an A.B. from Harvard College and a J.D. from Harvard Law School.

EDWARD C. ROSS has served as a member of our board of directors since March 2001, and is currently the President of TSMC North America. From 1998 to 2000, Dr. Ross served as Senior Vice President of the Professional Services Group of Synopsys, Inc., a computer-aided design company, where he was responsible for developing and executing Synopsys’ consulting business practices. From 1995 to 1998, Dr. Ross was the President of the Technology and Manufacturing Group of Cirrus Logic, a semiconductor company. Dr. Ross received a B.S.E.E from Drexel University, and a M.S.E.E., M.A, and Ph.D. from Princeton University.

BO ANDERSSON has served as a member of our board of directors since June 2002. In September 2002, he was appointed President of Ericsson Micro Components, and from May 2000 to August 2002, served as President and CEO of Ericsson Microelectronics. In 1998, Mr. Andersson was appointed Head of the Microelectronics Business Unit and between 1994 to 1998, was the General Manager for the Power Modules Business within the Ericsson Components AB. In 1994, Mr. Andersson was the Project Manager for the building of the sub micron facility in Kista, Sweden, and in 1977, he joined Ericcson where he was the Head of Process Technology Development. Mr. Andersson is Chairman of the Board of Ericsson Power Modules AB and Chairman of the Board of Shanghai Ericsson Simtec Electronics Co., Ltd. He is also Chairman of the Steering Committee for the Microtechnologies Centre at Chalmers University in Sweden. Mr. Andersson received a Master of Science degree in Physical Engineering from the Royal Institute of Technology in Stockholm, Sweden in 1977.

COMPOSITION OF THE BOARD OF DIRECTORS

Our Board of Director is currently fixed at six directors, of which all positions are currently filled. Our certificate of incorporation provides that the terms of office of the members of the Board of Directors be divided into three classes: Class I, whose term recently expired at the meeting of the stockholders held in 2003, but whose members were re-elected and will serve until the annual meeting of the stockholders to be held in 2006; Class II, whose term will expire at the annual meeting of the stockholders to be held in 2004; and Class III, whose term will expire at the annual meeting of the stockholders to be held in 2005. The Class I directors are Messrs. Hsi and Ross; the Class II directors are Messrs. Flanzraich and Feisel; and the Class III directors are Messrs. Chen and Andersson. At each annual meeting of the stockholders, the successors to directors whose term will then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election, or until the death, resignation, or removal of such director. Our non-employee directors devote such time to our affairs as is necessary to discharge their duties. There are no family relationships among any of our directors, officers or key employees, with the exception of Lien Q.C. Chen, Director of Information Technology and Order Entry, who is the wife of Robert I. Chen.

BOARD COMMITTEES

The audit committee of our Board of Directors has several functions, including retaining our independent auditors, reviewing their independence, reviewing and approving the planned scope of our annual audit, reviewing and approving any fee arrangements with our auditors, overseeing their audit work, reviewing and pre-approving any non-audit services that may be performed by them, reviewing the adequacy of accounting and financial controls, reviewing our critical accounting policies and reviewing and approving any related party transactions. The members of the audit committee are Messrs. Andersson, Feisel, Flanzraich, and Ross.

The compensation committee reviews and fixes the compensation of our officers and establishes the compensation of our other employees and its subsidiaries under our employment benefit plans. The members of the compensation committee are Messrs. Andersson, Feisel, Flanzraich, and Ross.

The nomination committee nominates, elects and appoints our officers and directors. The members of the nomination committee are Messrs. Andersson, Chen, Feisel and Flanzraich.

COMPENSATION OF DIRECTORS

Our non-employee directors receive $1,000 for each meeting of the Board of Directors they attend, and reasonable reimbursement of expenses for each board and committee meeting they attend. In connection with serving as chairperson of the Company’s Technical Advisory Board and liaison for the Technical Advisory Board to the Company’s Board of Directors, for each quarterly meeting attended, Mr. Feisel is compensated with a grant of $2,500 in cash and fully-vested options to purchase 10,000 shares of the Company’s common stock with an exercise price of the closing price of our common stock on the date of such grant, as reported on the OTC Bulletin Board. In connection with serving as a liaison to the Company’s Board of Directors for providing oversight to the Board relating to the Company’s European operations, Mr. Andersson is compensated with a $2,500 monthly payment and a one time grant of non-qualified options to purchase 50,000 shares of common stock, which options are immediately exercisable, vest at a rate of  1/4 after one year and  1/36 each month thereafter and have an exercise price of $1.24, the closing price of our common stock on the date of such grant, as reported on the OTC Bulletin Board. Non-employee directors are also eligible to receive additional stock options or restricted stock awards. See “Related Party Transactions” for a description of stock option or restricted stock awards we have made in the past to our non-employee directors.

EXECUTIVE COMPENSATION

Summary Compensation Information

The following table sets forth information concerning the compensation received for services rendered to us during the years ended December 31, 2001 and 2002 by our chief executive officer and our four other most highly compensated executive officers whose total salary and bonus for such fiscal year exceeded $100,000, and one former executive officer who would have been included among the four most highly compensated executives had he continued to serve as an executive officer through the most recent fiscal year.

SUMMARY COMPENSATION TABLE

	Annual Compensation				Long Term Compensation Awards
Name and Principal Position	Year	Salary		Bonus	Restricted Stock		Securities Underlying Options/SARs (#)
Robert Chen, President & CEO	2002	$245,002
	2001	$244,039
Joseph Ng, CFO and VP Business Development	2002	$181,178
	2001	$180,615		$75,000	$0	(1)	309,738
Peter Hsi, CTO and VP, Technology	2002	$165,000
	2001	$164,327
Hong Tao Sun, VP Engineering	2002	$150,151					100,000
	2001	$138,846					154,870
Fei-Zhou Shen, Senior Worldwide Director of Manufacturing	2002	$145,000					100,000
	2001	$108,750	(3)				77,435
Robert Henderson, VP Portable Products	2002	$153,551					100,000	(2)
	2001	$150,000

(1)	Mr. Ng was granted 309,738 shares of restricted stock on December 8, 2001 at a purchase price of $0.0807 per share, the fair market value on the date of the grant, as determined by our board of directors. These shares vested immediately upon the consummation of the merger transaction between RAE Systems and Nettaxi.com.
(2)	Mr. Henderson served as our Vice President of Portable Products until November of 2002. The option to purchase 100,000 shares were cancelled in connection with the termination of Mr. Henderson’s employment.
(3)	Mr. Shen joined RAE Systems on March 26, 2001.

Stock Options Granted in Fiscal Year 2002

The following table provides the specified information concerning grants of options to purchase our common stock made during the fiscal year ended December 31, 2002 to the persons named in the Summary Compensation Table.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants					Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
Name	Number of Shares Underlying Options Granted		% of Total Options Granted to Employees in Fiscal Year	Exercise Price per Share(2)	Expiration Date	5%	10%
Robert Chen	—		—	—	—		—
Joseph Ng	—		—	—	—		—
Peter Hsi	—		—	—	—		—
Hong Tao Sun	100,000		5.99%	$1.055	5/31/2012	$66,348.38	$168,139.83
Fei-Zhou Shen	100,000		5.99%	$1.055	5/31/2012	$66,348.38	$168,139.83
Robert Henderson	100,000	(3)	5.99%	$1.055	5/31/2012	$66,348.38	$168,139.83

(1)	Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, based on SEC rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock, overall market conditions and the option holders’ continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.
(2)	All options were granted at market value on the date of grant.
(3)	Includes options to purchase 100,000 shares that were cancelled in connection with the termination of Mr. Henderson’s employment.

Option Exercises and Fiscal 2002 Year-End Values

The following table provides the specified information concerning exercises of options to purchase our common stock in the fiscal year ended December 31, 2002, and unexercised options held as of December 31, 2002, by the persons named in the Summary Compensation Table above. A portion of the shares subject to these options are not yet vested, and thus would be subject to repurchase by us at a price equal to the option exercise price, if the corresponding options were exercised before those shares had vested.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END VALUES

	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year End(1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Robert Chen	—	$—	—	—	$—	$—
Joseph Ng	—	$—	141,963	167,775	$48,168	$56,926
Peter Hsi	—	$—	—	—	$—	$—
Hong Tao Sun	—	$—	187,135	222,605	$67,497	$41,600
Fei-Zhou Shen	29,038	$9,853	6,453	41,944	$2,190	$14,232
Robert Henderson(2)	162,934	$61,591	—	—	$—	$—

(1)	Based on a market value of $0.42 per share, the closing price of our common stock on December 31, 2002, as reported on the OTC Bulletin Board.
(2)	Mr. Henderson served as our Vice President of Portable Products until November of 2002. Upon termination of his employment, Mr. Henderson’s unexercised options were cancelled.

Stock Plans

We currently maintain two compensation plans that provide for the issuance of our common stock to officers and other employees, directors and consultants. These consist of our 1993 Stock Option Plan and the 2002 Stock Option Plan, both of which have been approved by stockholders. The following table sets forth information regarding outstanding options and shares reserved for future issuance under the foregoing plans as of May 15, 2003:

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights(a)	Weighted-average exercise price of outstanding options, warrants and rights(b)	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a))(c)
Equity compensation plans approved by stockholders:
1993 Stock Option Plan	1,653,037	$.075	0	(1)
2002 Stock Option Plan	2,301,000	$.985	2,699,000

Total	3,954,037		$2,699,000

(1)	As of April 9, 2002, the 1993 Stock Option Plan was closed and no future issuances under the 1993 Option Plan are available.

RAE Systems 2002 Stock Option Plan

Our 2002 stock option plan was adopted by the Board of Directors on May 7, 2002. We are authorized to issue up to 5,000,000 shares of common stock under this plan. The plan allows grants of incentive stock options, within the meaning of Section 422 of the Code, to employees, including officers and employee directors. In addition, it allows grants of nonstatutory options to employees, non-employee directors and consultants. The plan expires in April 2012, but may be terminated sooner by the board. The exercise price of incentive stock options granted under the 2002 Stock Option Plan must not be less than the fair market value of a share of the common stock on the date of grant. In the case of nonstatutory stock options, the exercise price must not be less than 85% of the fair market value of a share of the common stock on the date of grant. With respect to an incentive stock option granted to any optionee who owns stock representing more than 10% of the voting power of all classes of our outstanding capital stock, the exercise price of the option must be equal to at least 110% of the fair market value of a share of the common stock on the date of grant, and the term of the option may not exceed five years. The terms of all other options may not exceed ten years. The aggregate fair market value (determined as of the date of option grant) of the common stock for which incentive stock options may become exercisable for the first time by any optionee may not exceed $100,000 in any calendar year. The board has the discretion to determine vesting schedules and exercise requirements, if any, of all options granted under the plan. The plan provides that in connection with a change in control, if the acquiring corporation fails to assume the plan’s outstanding options or replace them with substantially equivalent new options, the options will terminate. Additionally, the board, in its discretion, may provide for the acceleration of the exercisability and vesting of any and all outstanding options or may provide for the cash out of any or all outstanding options in connection with a change in control. Five million shares of common stock have been reserved for issuance under the 2002 Stock Option Plan. As of May 15, 2003, there were 2,301,000 options outstanding under the 2002 Stock Option Plan.

RAE Systems 1993 Stock Plan

In connection with the merger transaction between Nettaxi.com and RAE Systems Inc., a California corporation, we assumed all outstanding options issued under the RAE Systems 1993 stock plan. These assumed options were converted into options to acquire our common stock, on the same terms and conditions applicable under the RAE Systems 1993 stock plan. As of May 15, 2003, there were options outstanding under the 1993 Stock Plan to purchase 1,653,037 shares of our common stock. The exercise prices of the outstanding options range from $0.016 to $0.0807. The assumed options generally vest to the extent of 25% of the total number of shares subject to the option at the end of one year after the date of grant, with the remainder vesting in 36 equal monthly installments, subject to the optionholder’s continued service with us. We registered the shares subject to issuance under the 1993 stock plan on Form S-8, filed on May 20, 2002.

Nettaxi.com 1999 Stock Option Plan

Nettaxi.com’s 1999 stock option plan was adopted by Nettaxi.com’s board of directors in January 2000, and amended in April, 2000 to increase the number of shares reserved for issuance under the plan. Prior to the merger transaction between Nettaxi.com and RAE Systems Inc., a total of 8,900,000 shares of common stock, as adjusted for the reverse stock split, were reserved for issuance under the 1999 stock option plan. Although no additional options will be granted under the plan, options for 491,730 shares of common stock outstanding as of April 9, 2002 remain subject to the provisions of the plan and the plan will continue to be administered by our Board of Directors. The exercise prices of the outstanding options range from $0.74 to $13.83. The shares subject to issuance under the 1999 stock option plan have been registered on Form S-8 (File No. 333-32678).

Optionees have no rights as stockholders with respect to shares subject to option prior to the issuance of shares pursuant to the exercise thereof. Options issued to employees under the 1999 Stock Option Plan expire no later than ten years after the date of grant. Options granted under the 1999 stock option plan become exercisable at such time and for such amounts as previously determined by Nettaxi.com’s board of directors or Compensation Committee at the time of the grant of the option. An optionee may exercise a part of the option from the date that part first becomes exercisable until the option expires. The purchase price for shares to be issued to an employee upon his exercise of an option was previously determined by the Nettaxi.com board of directors or Compensation Committee on the date the option was granted. The purchase price is payable in full in cash, by promissory note, by net exercise or by delivery of shares of our common stock when the option is exercised. The 1999 stock option plan provides for adjustment as to the number and kinds of shares covered by the outstanding options and the option price therefor to give effect to any stock dividend, stock split, stock combination or other reorganization of or by Nettaxi.

Nettaxi.com 1998 Stock Option Plan

Nettaxi.com’s 1998 stock option plan was adopted by Nettaxi.com’s board of directors, and ratified and approved by its stockholders, as of September 29, 1998. Prior to the merger transaction between Nettaxi.com and RAE Systems Inc., a total of 3,000,000 shares of common stock, as adjusted for the reverse stock split, were reserved for issuance under the 1998 stock option plan. Although no additional options will be granted under the plan, options for 333,345 shares of common stock outstanding as of April 9, 2002 remain subject to the provisions of the plan and the plan will continue to be administered by our Board of Directors. The exercise prices of the outstanding options range from $0.74 to $248.80. The shares subject to issuance under the 1999 stock option plan have been registered on Form S-8 (File No. 333-32678).

Optionees have no rights as stockholders with respect to shares subject to option prior to the issuance of shares pursuant to the exercise thereof. Options issued to employees under the 1998 stock option plan expire no later than ten years after the date of grant. Options granted under the 1998 stock option plan become exercisable at such time and for such amounts as previously determined by Nettaxi.com’s board of directors or Compensation Committee at the time of the grant of the option. An optionee may exercise a part of the option from the date that part first becomes exercisable until the option expires. The purchase price for shares to be issued to an employee upon his exercise of an option was previously determined by the Nettaxi.com board of directors or Compensation Committee on the date the option was granted. The purchase price is payable in full in cash, by promissory note, by net exercise or by delivery of shares of our common stock when the option is exercised. The 1998 stock option plan provides for adjustment as to the number and kinds of shares covered by the outstanding options and the option price therefor to give effect to any stock dividend, stock split, stock combination or other reorganization of or by Nettaxi.

401(k) Plan

Our 401(k) retirement and deferred savings plan covers all eligible employees and is intended to qualify as a tax-qualified plan under the Internal Revenue Code. Employees are eligible to participate in the plan on the first January 1 or July 1 immediately following 3 months of service with us. The plan provides that each participant may contribute up to 15% of his or her pre-tax gross compensation up to a statutory limit, which is $12,000 in calendar year 2003. All amounts contributed by participants and earnings on participant contributions are fully vested at all times. We may contribute an amount equal to 25% of the first 6% of each participant’s contribution. Our contributions vest one-fifth per year beginning on a participant’s second anniversary of service with us.

Indemnification of Directors and Executive Officers and Limitation of Liability

As permitted by the Delaware General Corporation Law, we have adopted provisions in our certificate of incorporation which provide that our directors shall not be personally liable for monetary damages to us or our stockholders for a breach of fiduciary duty as a director, except liability for:

•	a breach of the director’s duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	an act related to our unlawful stock repurchase or payment of a dividend under Section 174 of the Delaware General Corporation Law; or

•	transactions from which the director derived an improper personal benefit.

These limitations of liability do not apply to liabilities arising under the federal securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission. As permitted by the Delaware General Corporation Law, our bylaws provide that:

•	we are required to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•	we are required to advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•	the rights provided in the bylaws are not exclusive.

We have entered into separate indemnification agreements with each of our directors and officers, the terms of which may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements may require us, among other things, to indemnify our directors and officers against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also may require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. These indemnification agreements require us to obtain directors’ and officers’ insurance in reasonable amounts from established and reputable insurers.

At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification by us is sought. In addition, we are not aware of any threatened litigation or proceeding which may result in a claim for indemnification.

RELATED PARTY TRANSACTIONS

The following describes transactions to which we were or are a party and in which any of our directors, officers, or significant stockholders, or members of the immediate family of any of the foregoing persons, had or has a direct or indirect material interest.

In May 2003, our board of directors authorized the issuance of non-qualified options to purchase 50,000 shares of common stock and the grant of $2,500 in cash per month to Bo Andersson for serving as a liaison to the Company’s Board of Directors for providing oversight to the Board relating to the Company’s European operations. The options are immediately exercisable, vest at a rate of  1/4 after one year and  1/36 each month thereafter and have an exercise price of $1.24, the closing price of our common stock on the date of such grant, as reported on the OTC Bulletin Board.

In each of November 2002 and April 2003, our board of directors authorized the grant of $2,500 in cash and the issuance of non-qualified options to purchase 10,000 shares of common stock to Lyle D. Feisel for additional liaison services required between our advisory board and our board of directors. The options are fully vested and have an exercise prices of $0.56 and $0.54, the respective closing prices of our common stock on the date of such grants, as reported on the OTC Bulletin Board.

In June 2002, our board of directors authorized the issuance of non-qualified options to purchase 100,000 shares of common stock to outside director, Bo Andersson. The options are immediately exercisable, vest at a rate of  1/4 after one year and  1/36 each month thereafter and have an exercise price of $0.755, the closing price of our common stock on the date of such grant, as reported on the OTC Bulletin Board.

In May 2002, our board of directors authorized the issuance of non-qualified options to purchase 100,000 shares of common stock to each of Messrs. Feisel, Flanzraich, and Ross. The options are immediately exercisable, vest at a rate of  1/4 after one year and  1/36 each month thereafter and have an exercise price of $1.055, the closing price of our common stock on the date of such grant, as reported on the OTC Bulletin Board.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth, as of May 15, 2003 the ownership of our voting stock by:

•	each person or entity who is known by us to beneficially own more than 5% of our outstanding common stock;

•	each of our executive officers listed on the Summary Compensation Table under “Management”;

•	each of our directors;

•	all executive officers and directors as a group; and

•	other selling stockholders.

Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them.

Applicable percentage ownership in the table is based on 45,834,161 shares of common stock which is the approximate number of shares of RAE common stock outstanding as of May 15, 2003. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Shares of common stock subject to options that are presently exercisable or exercisable within sixty (60) days of May 15, 2003 are deemed outstanding and beneficially owned for the purpose of computing the percentage ownership of the person or entity holding such options, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or entity. To the extent that any shares are issued upon exercise of options, warrants or other rights to acquire our capital stock that are presently outstanding or granted in the future or reserved for future issuance under our stock plans, there will be further dilution to new public investors.

We cannot estimate the number of shares that will be held by the selling stockholders after the completion of this offering because the selling stockholders may decide to sell all, some or none of their shares from time to time.

Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned(2)	Percentage(3)	Number of Shares of Common Stock Offered Underlying Warrants	Number of Shares of Common Stock Offered as Outstanding Shares or Shares Underlying Warrants
5% Stockholders, Directors and Executive Officers
Robert I. Chen(4)	17,964,805	39.20%		17,964,805
Michael Gardner(5)	4,838,678	10.56%	2,002,082	4,838,678
Peter H. Hsi	4,336,332	9.46%		4,336,332
Philip J. Sheridan	2,797,381	6.10%		2,797,381
Neil W. Flanzraich(6)	559,888	1.22%		526,555
Joseph Ng(7)	496,871	1.08%		309,738
Hong Tao Sun(8)	254,346	*		0
Edward C. Ross(9)	95,281	*		61,948
Lyle D. Feisel(10)	120,281	*		61,948
Fei Zhou Shen(11)	76,891	*		0
Bo Andersson(12)	25,000	*		0
All directors and executive officers as a group (9 people)(13)	23,929,695	52.21%		23,261,326

The address for Michael Gardner is c/o Baytree Capital Associates, LLC, The Trump Building at 40 Wall Street, New York, New York 10005

Except as otherwise noted, the address for each person listed above is c/o RAE Systems, 1339 Moffett Park Drive, Sunnyvale, California 94089.

Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned(2)	Percentage(3)	Number of Shares of Common Stock Offered Underlying Warrants	Number of Shares of Common Stock Offered as Outstanding Shares or Shares Underlying Warrants
Other Selling Stockholders
Former Shareholders of RAE Systems Inc., a California corporation(14)
Angelina Camier	2,615	*		2,615
Annemarie Gustausson	28,393	*		28,393
Billie So	4,518	*		4,518
Chiayu Chen and Patricia Hsia	464,607	1.01%		464,607
Chris Hameister	463,963	1.01%		463,963
Crane Heritage International Ltd.	619,476	1.35%		619,476
Donna Carroll	12,390	*		12,390
Dr. Phillip Frost	309,738	*		309,738
Fritz R. Hunsinger(15)	30,974	*		30,974
George A. Pavlov(16)	216,817	*		216,817
George G. Montgomery, Jr.	154,869	*		154,869
Gin-Lu Tommy Shwe(17)	529,135	*		219,397
Joo-Wai Foo	131,640	*		131,640
Lisa Mork	5,384	*		5,384
Mark P. Barker	7,744	*		7,744
Mozer Technology Partners	1,238,952	2.70%		1,238,952
N. Colin Lind	309,738	*		309,738
Phil Roloff	97,511	*		97,511
Neno N. and Verica Duplancic	154,869	*		154,869
Raymond Wong	185,844	*		185,844
Richard C. Blum & Associates, Inc.	1,062,235	2.32%		1,062,235
Rolv Criag Lind	30,974	*		30,974
Stanley Chou	43,880	*		43,880
Susan K. Barnes	54,205	*		54,205
T.Z. Chu(18)	1,517,717	3.31%		1,517,717
Martin Koffel(19)	309,738	*		309,738
Tommy Shwe(17)	529,135	*		309,738
Wei Zun Loo	90,340	*		90,340
Wei-Li Yeh	61,948	*		61,948
Yongxiam Feng	125,832	*		125,832

Former Nettaxi.com Securityholders(20)
Alan Campbell Soye	17,637	*	17,637	17,637
Allan Frishberg	70,548	*	35,274	70,548
Anthony Heller	35,274	*	35,274	35,274
Bolena Trading Corp. S.A.	48,504	*	17,637	48,504
Brunswick, Ballard, MacDonald and Hawthorne, G.P.	26,456	*	26,456	26,456
CD Micro, LLC	17,637	*	17,637	17,637
CEFEO Investments, LTD	123,457	*	123,457	123,457
Charles Galian	4,115	*	4,115	4,115
Cherry Hill, Inc.	35,274	*	17,637	35,274
Colin B. Hill	35,274	*	35,274	35,274

Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned(2)	Percentage(3)	Number of Shares of Common Stock Offered Underlying Warrants	Number of Shares of Common Stock Offered as Outstanding Shares or Shares Underlying Warrants
Other Selling Stockholders
Former Nettaxi.com Securityholders(20)
Conor Gilligan	17,637	*	17,637	17,637
Cross Island Plaza	17,637	*	17,637	17,637
Daniel J. Callahan	35,274	*	35,274	35,274
David D. Antebi(21)	35,274	*	17,637	35,274
Dean Rositano(22)	558,586	1.22%	176,367	558,586
Douglas B. Karpf	17,637	*	17,637	17,637
Eakin Open Systems(23)	63,836	*		63,836
eCom Growth Fund, Ltd	35,274	*	17,637	35,274
Envision Media	36,776	*	36,776	36,776
Equity Growth Associates	35,275	*	26,456	35,275
Fontenelle LLC	105,821	*	105,821	105,821
Gary Baer	11,758	*	11,758	11,758
Gerard Guez	276,310	*	138,155	276,310
Gross Foundation, Inc.	21,553	*	17,637	21,552
Hubert Guez	23,516	*	11,758	23,516
Isaiah Sheps	4,410	*	4,410	4,410
Israel Rosenblum	6,614	*	3,307	6,614
Ian Woolsey	35,274	*	35,274	35,274
Jack A. Cancellier	17,637	*	17,637	17,637
Jacqueline Rose	4,704	*	2,352	4,704
John S. Martinez	19,401	*	17,637	19,401
Justin Hirsch	264,551	*	264,551	264,551
Kevin Bermister	5,879	*	5,879	5,879
Lynn Dixon	29,395	*	29,395	29,395
Mancuso, LLC	17,637	*	17,637	17,637
Mark Dyne	5,879	*	5,879	5,879
Martin Schuermann	5,879	*	5,879	5,879
Maple Fund LDC	70,547	*	70,547	70,547
Michael Terpstra(24)	93,293	*	64,668	93,293
Montrose Investments, Ltd.	529,101	1.15%	529,101	529,101
OneX Investors, LLC	81,247	*	81,247	81,247
Pat Mulcair	52,911	*	52,911	52,911
Paul Guez	70,548	*	35,274	70,548
Paul Maguire	51,148	*	29,983	51,148
Primo Capital Growth Fund	17,637	*	17,637	17,637
Ray J. Scholz	35,274	*	35,274	35,274
RGC International Investors, LDC(25)	435,573	*	435,573	435,573
Richard Bregante	42,329	*	42,329	42,329
Robert Rositano(26)	335,303	*	176,367	335,303
Ronald Battistella	70,548	*	35,274	70,548
Steve Miho	2,351	*	2,351	2,351
Strata Equities, LTD	70,547	*	70,547	70,547
Thomas P. Lahey	158,144	*	94,063	158,144
Thor Andersen	17,637	*	17,637	17,637

Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned(2)	Percentage(3)	Number of Shares of Common Stock Offered Underlying Warrants	Number of Shares of Common Stock Offered as Outstanding Shares or Shares Underlying Warrants
Other Selling Stockholders
Former Nettaxi.com Securityholders(20)
Tiger Shipping Company Ltd.	67,021	*	35,274	67,021
Todd Kay	11,758	*	11,758	11,758
Trebison Investment Co. Ltd.	23,516	*	11,758	23,516
T-S Trading	105,821	*	105,821	105,821
Tyman Services, Inc.	68,021	*	52,911	68,021
W. Ed Tyler	229,277	*	229,277	229,277

*	Less than 1%.
(1)	A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days upon the exercise of options or warrants. Calculations of percentages of beneficial ownership assume the exercise by the named stockholder of all options and warrants for the purchase of common stock held by such stockholder which are exercisable within sixty days of May 15, 2003.
(2)	Includes shares of common stock that can be acquired upon exercise of warrants and/or options to purchase our common stock exercisable within sixty days of May 15, 2003.
(3)	Calculated on the basis of 45,834,161 shares of common stock which is the approximate number of shares of RAE common stock outstanding as of May 15, 2003, except that shares of common stock underlying options and warrants exercisable within sixty days of May 15, 2003 are deemed outstanding for purposes of calculating the beneficial ownership of the holders of such options and/or warrants.
(4)	Includes 3,097,380 shares of common stock held by Mr. Chen’s spouse, Lien Q.C. Chen, of which he disclaims beneficial ownership, and 11,770,045 shares of common stock held jointly between Robert I. and Lien Q.C. Chen, and by Robert I. Chen as trustee of the Robert I. Chen 2001 Living Trust and held by Lien Q.C. Chen as trustee of the Lien Q.C. Chen 2001 Living Trust.
(5)	Includes warrants issued to Michael Gardner to purchase 2,002,082 shares of common stock.
(6)	Includes 33,333 shares issuable upon exercise of outstanding options, including shares subject to options that may be exercised within 60 days after May 15, 2003.
(7)	Includes 187,133 shares issuable upon exercise of outstanding options, including shares subject to options that may be exercised within 60 days after May 15, 2003.
(8)	Includes 162,398 shares issuable upon exercise of outstanding options, including shares subject to options that may be exercised within 60 days after May 15, 2003.
(9)	Includes 33,333 shares issuable upon exercise of outstanding options, including shares subject to options that may be exercised within 60 days after May 15, 2003.
(10)	Includes 33,333 shares issuable upon exercise of outstanding options, including shares subject to options that may be exercised within 60 days after May 15, 2003.
(11)	Includes 38,174 shares issuable upon exercise of outstanding options, including shares subject to options that may be exercised within 60 days after May 15, 2003.
(12)	Includes 25,000 shares issuable upon exercise of outstanding options, including shares subject to options that may be exercised within 60 days after May 15, 2003.
(13)	Includes 512,704 shares issuable upon exercise of outstanding options, including shares subject to options that may be exercised within 60 days after May 15, 2003.
(14)	Former shareholders of RAE Systems Inc., a California corporation, include stockholders who owned shares of RAE Systems Inc. prior to the April 9, 2002 merger transaction between Nettaxi.com and RAE Systems Inc. whereby each outstanding share of RAE Systems Inc. was converted into the right to receive 1.54869 shares of our common stock.
(15)	Includes shares of common stock that Fritz R. Hunsinger has voting control over as Trustee of the Pavlov Children’s Trust.

(16)	Includes shares of common stock held by the George A. Pavlov and Elizabeth H. Pavlov, as Trustees of the Elizabeth and George Pavlov Trust.
(17)	Includes 309,738 shares held by Tommy Shwe and 219,397 shares of common stock held by Gin-Lu Tommy Shwe. Tommy Shwe and Gin-Lu Tommy Shwe are husband and wife.
(18)	Includes 1,393,821 shares of common stock held by the Tao-Zeun Chu, as Trustee of the Tao-Zuen Chu Family Trust.
(19)	Includes shares of common stock held by Martin Koffel, as Trustee of The Koffel 1984 Revocable Trust.
(20)	Former Nettaxi.com securityholders include stockholders and warrant holders who owned common stock and held warrants of Nettaxi.com, a Nevada corporation, prior to the merger transaction between Nettaxi.com and RAE Systems Inc., a California corporation. Immediately prior to the merger transaction, we effected a 1 for 5.67 reverse split of our common stock, were reincorporated under the laws of the State of Delaware, and changed our name to RAE Systems Inc. All shares of common stock listed as beneficially owned includes shares of common stock that may be acquired upon the exercise of convertible securities including options and warrants. Such shares of common stock underlying warrants are treated as outstanding for the purpose of determining percentage ownership for the individual security holder only and are not treated as outstanding for the purpose of computing the percentage ownership of any other person or entity.
(21)	Includes shares of common stock held by David D. Antebi, as Trustee for The David D. Antebi Trust.
(22)	Includes 280,218 shares of common stock owned jointly by Dean Rositano and Julie Rositano, 403 shares of common stock held by Julie Rositano as custodian of Taylor Rositano, 16,058 shares of common stock held by Julie Rositano as custodian of Vincent Rositano, 8,819 shares of common stock held by Julie Rositano as custodian of Taylor Nicole Rositano, 176,367 shares of common stock underlying warrants and 76,721 shares of common stock underlying options held by Dean Rositano.
(23)	Includes 63,836 shares of common stock held by the Gilbert Eakins, as an affiliate of Eakin Open Systems.
(24)	Includes 54 shares held by Michael Terpstra’s spouse and 45 shares held by Nicolas Terpstra.
(25)	On June 28, 2000, Nettaxi.com filed a registration statement on Form S-1, file number 333-38538, to register the resale by RGC International Investors, LDC of 435,573 shares of our common stock underlying warrants, as adjusted for the 1 for 5.67 reverse split of our common stock.
(26)	Includes 28,872 shares of common stock owned jointly by Robert Rositano and Stacey Rositano, 12,347 shares of common stock held by Robert Rositano as custodian of Nikolas Rositano, 13,162 shares of common stock held by Robert Rositano as custodian of Haley Rositano, 497 shares of common stock held by Nikolas Rositano, 176,367 shares underlying warrants held by Robert Rositano and 104,058 shares of common stock underlying options held by Robert Rositano.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 200,000,000 shares of common stock, $0.001 par value per share, and 1,000,000 shares of preferred stock, $0.001 par value per share.

This summary does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of our certificate of incorporation and bylaws, copies of which have been filed with the Securities and Exchange Commission as exhibits to our registration statement of which this prospectus constitutes a part, and the provisions of applicable law.

Common Stock

As of May 15, 2003, approximately 45,834,161 shares of our common stock were outstanding and held of record by approximately 418 stockholders. Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of holders of common stock. Subject to preferences applicable to outstanding preferred stock holders, holders of common stock are entitled to receive ratably any dividends declared by the Board of Directors out of funds legally available therefore. In the event of a liquidation, dissolution or winding up of RAE, holders of common stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preferences of outstanding preferred stock. Holders of our common stock have no preemptive, subscription, conversion or redemption rights. All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

Our Board of Directors has the authority, without further action by our stockholders, to issue up to 1,000,000 shares of preferred stock in one or more series subject to any limitations prescribed by law. The Board of Directors may fix the rights, preferences and privileges of any preferred stock it determines to issue. Any or all of these rights may be superior to the rights of the common stock.

Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of RAE or to make removal of management more difficult. Additionally, the issuance of preferred stock may decrease the market price of our common stock. The number of authorized shares of preferred stock may be increased or decreased, but not decreased below the number of shares then outstanding, by the affirmative vote of the holders of a majority of the common stock without a vote of the holders of preferred stock, or any series of preferred stock, unless a vote of any such holder is required pursuant to the terms of such series of preferred stock.

Immediately after this offering there will be no shares of preferred stock outstanding, and we have no current plans to issue shares of preferred stock.

Warrants

As of May 15, 2003, we had outstanding warrants to purchase an aggregate of 5,628,086 shares of our common stock. The common stock underlying these warrants is currently not outstanding. The following is a summary of our outstanding warrants, each of which was originally issued by Nettaxi.com.

Settlement Warrants.    On April 28, 2000, in connection with the settlement of litigation with RGC International Investors, LDC, Nettaxi.com issued, along with common stock, a five-year warrant to purchase up to 388,008 shares of common stock, having an exercise price of $8.50 per share, as adjusted for the 1 for 5.67 reverse split of our common stock, in exchange for the termination of debentures then held by RGC International Investors, LDC.

Other Warrants.    Our other outstanding warrants include:

Warrant Holder	Number of Shares of Common Stock Underlying Warrants(1)	Exercise price(1)	Date of Warrant Grant	Expiration Date
RGC International Investors, LDC(2)	47,565	24.83	8/1/1999	8/1/2004
Envision Media	36,776	15.65	1/31/2000	1/31/2002
Justin Hirsch	264,551	0.74	4/7/2001	4/7/2005
Michael Gardner	1,750,000	1.19	4/3/2002	4/3/2005
Michael Gardner	61,729	1.99	10/30/2000	4/1/2005
Robert Rositano	176,367	1.34	1/9/2002	1/9/2012
Dean Rositano	176,367	1.34	1/9/2002	1/9/2012
2000 Private Placement Participants(3)	2,719,005	22.68	2/29/2000	1/31/2005

(1)	The number of shares into which the warrants are exercisable and the exercise price of such warrants has been adjusted to reflect the April 9, 2002, 1 for 5.67 reverse split of our common stock.

(2)	Represents a separate warrant than the settlement warrant to purchase 388,008 shares of common stock discussed in the section entitled “Settlement Warrants.”
(3)	Includes an additional warrant issued to Michael Gardner for the right to purchase 190,353 shares of common stock.

The exercise price of the warrants described above is subject to customary adjustments for stock splits, stock dividends, any merger or acquisition, such as to permit the holders of warrants to receive upon exercise of the warrants such number of shares as they would have received had they exercised the warrants immediately prior to any such transaction.

Registration Rights

The following is a summary of registration rights held by our security holders. Except as otherwise indicated, the registration rights discussed in this section were granted by Nettaxi.com prior to April 9, 2002, the date of our merger transaction.

In connection with the issuance to RGC International Investors, LDC of a warrant to purchase 388,008 shares of our common stock, we have an obligation to maintain the effectiveness of a registration statement on Form S-1 covering the resale of such shares. We also have an obligation to maintain the effectiveness of a registration statement on Form S-1 for the resale of 47,565 shares of our common stock underlying a warrant issued to RGC International Investors, LDC in August of 1999. Additionally, we have an obligation to register and keep registered on Form S-8 or other such Forms as appropriate 176,367 shares of our common stock underlying warrants issued to Robert Rositano and 176,367 shares of our common stock underlying warrants issued to Dean Rositano until such underlying shares are sold or may be sold to the public without registration or restriction. Pursuant to these obligations, we have filed a registration statement on Form S-1 of which this prospectus constitutes a part, and which also serves to amend by post-effective amendment the registration statements we have previously filed with respect to the shares being resold by RGC International Investors, LDC.

In connection with merger transaction between Nettaxi.com and RAE Systems Inc., we committed to use commercially reasonable efforts to register specified warrants and to maintain the effectiveness of registration statements filed with the Securities and Exchange Commission on Form S-1 and Form S-8 until the securities covered by such registration statements have been sold or may be sold without registration or restriction. Specifically, in addition to the warrant held by RGC International Investors, LDC, the registration statement of which this prospectus constitutes a part also serves to amend by post-effective amendment prior registration statements we have filed to register the resale of the shares underlying the warrants listed in the Principal and Selling Stockholder table under the caption “Warrants.”

Antitakeover Provisions

Effect of Delaware Law Statute.    We are incorporated under the laws of the state of Delaware and therefore subject to Delaware corporations law, including Section 203 of the Delaware General Corporation Law regulating corporate takeovers, which prohibits a Delaware corporation from engaging in any business combination with an “interested stockholder,” unless:

•	prior to the date of the transaction, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Except as otherwise specified in Section 203, an “interested stockholder” is defined to include (a) any person that is the owner of 15% or more of the outstanding voting securities of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination and (b) the affiliates and associates of any such person.

Certificate of Incorporation and Bylaw Provisions.    Provisions of our certificate of incorporation and bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire or gain control of us. These provisions could cause the price of our common stock to decrease. Some of these provisions allow us to issue preferred stock without any vote or further action by the stockholders. Moreover, our bylaws have eliminated the right of stockholders to act by written consent and do not allow for cumulative voting in the election of directors. These provisions may make it more difficult for stockholders to take specific corporate actions and could have the effect of delaying or preventing a change in control of us.

Classified Board of Directors.    Our certificate of incorporation provides that the Board of Directors will be divided into three classes of directors, with each class serving a staggered three-year term. The classification system of electing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us and may maintain the incumbency of the Board of Directors, because the classification of the Board of Directors generally increases the difficulty of replacing a majority of the directors.

Notice Procedures.    Our bylaws establish advance notice procedures with regard to all stockholder proposals to be brought before meetings of our stockholders, including proposals relating to nomination of candidates for election as directors, the removal of directors and amendments to our certificate of incorporation or bylaws. These procedures provide that notice of such stockholder proposals must be timely given in writing to the secretary of RAE Systems prior to the meeting. To be timely, notice must be received by our secretary not less than 120 calendar days prior in advance of the anniversary date that the our proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders. The notice must contain information specified in the bylaws.

Limitation of Director Liability.    Our certificate of incorporation limits the liability of our directors to us or our stockholders to the fullest extent permitted by Delaware law. Specifically, directors will not be personally liable for monetary damages for breach of a director’s fiduciary duties as a director, except for liability

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law, which relates to unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	for any transaction from which the director derived an improper personal benefit.

Indemnification Arrangements.    Our bylaws provide that our directors and officers shall be indemnified and provide for the advancement to them of expenses in connection with actual or threatened proceedings and claims arising out of their status as such to the fullest extent by the Delaware General Corporation Law. We have entered into indemnification agreements with each of our directors and executive officers which will provide them with rights to indemnification and expense advancement to the fullest extent permitted under the Delaware General Corporation Law.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is the Interwest Transfer Company, Inc. Its address is 1981 East 4800 South, Suite 100, Salt Lake City, Utah, 94117, and its telephone number at this location is (801) 272-9294.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have outstanding approximately 45,834,161 shares of common stock, assuming no exercise of options or warrants after May 15, 2003. Of these shares, 45,286,370 shares of common stock will be freely tradable upon completion of this offering, without restrictions or further registration under the Securities Act unless such shares are purchased by “affiliates” of RAE as that term is defined under Rule 144 under the Securities Act. This aggregate number of shares of freely tradable common stock consists of 37,759,739 shares of our common stock that are initially registered for resale in this offering and 7,526,631 shares of our common stock that were previously registered for resale or exempt from registration. Shares purchased by affiliates are subject to limitations and restrictions as described below.

Additionally, 5,628,086 shares of common stock are issuable upon exercise of warrants held by the selling stockholders. The issuance and resale of these 5,628,086 shares of common stock underlying warrants, discussed below, are also being registered on our registration statement of which this prospectus is a part, and will therefore be freely tradable.

Sales of Restricted Shares

Certain other shares of common stock outstanding upon completion of this offering will be “restricted securities,” as defined in Rule 144. These securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which are summarized below.

Under Rule 144, a person (or persons whose shares are aggregated) including an affiliate who has beneficially owned restricted securities for at least one year may be entitled to sell within any three-month period a number of shares not to exceed the greater of:

•	one percent of the then outstanding shares of common stock; or

•	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a Form 144 with respect to the sale.

This so-called “greater” limitation test is applicable for stock traded over-the-counter even if the sale of the permissible amount of securities could result in a serious impact on the trading market for the securities. Sales under Rule 144 are also subject to manner of sale and notice requirements, as well as to the availability of current public information about RAE.

Under Rule 144(k), a person who is not deemed to have been an affiliate at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, “Rule 144(k) shares” may be sold without restriction.

Shares issued upon exercise of options granted by RAE prior to the merger between RAE and Nettaxi.com are available for sale in the public market under Rule 701 of the Securities Act, which permits resales of these shares in reliance upon Rule 144 without compliance with various restrictions imposed by the rule, including the holding period and volume requirements, except with respect to affiliates who may rely on Rule 144 but are subject to all requirements therein except for the holding period restriction.

Options

As of May 15, 2003, there were a total of 3,954,037 shares of common stock underlying outstanding options under the RAE Systems 1993 and 2002 stock option plans, of which approximately 1,337,363 were vested, and 825,075 shares of common stock underlying options under the Nettaxi.com 1998 and 1999 stock option plans, of which all were vested. All shares issuable upon exercise of options granted under the Nettaxi.com stock option plans shall be immediately available for resale in the public market. We registered on Form S-8 dated May 20, 2002 all shares issuable upon the exercise of options granted under the RAE 1993 stock option plan, and intend to register on Form S-8 all shares issuable upon the exercise of options granted under the RAE 2002 stock option plan.

Warrants

As of May 15, 2003, 5,628,086 shares of our common stock were subject to outstanding warrants. Our registration statement of which this prospectus constitutes a part covers the registration of the all shares of common stock underlying these warrants. Unless our common stock price increases significantly, we expect that many of these warrants will not be exercised because their exercise price is greater than the current market trading price for shares of our common stock.

PLAN OF DISTRIBUTION

We are registering the shares on behalf of the selling stockholders. As used herein, “selling stockholders” includes donees, pledges, transferees or other successors in interest (including, without limitation, corporate or partnership distributees of the selling stockholders which are privately held corporations or partnerships) selling shares received from a named selling stockholder after the date of this prospectus. We will bear all costs, expenses and fees in connection with the registration of the shares offered hereby. Any brokerage commissions and similar selling expenses attributable to the sale of shares will be borne by the selling stockholders. Sales of shares may be effected by selling stockholders from time to time in one or more types of transactions (which may include block transactions) on the OTC Bulletin Board or on any other market on which our shares may then be trading, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers, dealers or underwriters. We are unaware any agreements, understandings or arrangements entered into by the selling stockholders with any underwriters or broker-dealers regarding the sale of their shares. We are also unaware of any underwriter or coordinating broker who is acting in connection with the proposed sale of shares by the selling stockholders, however, the selling stockholders may enter into agreements, understandings or arrangements with an underwriter or broker-dealer regarding the sale of their shares in the future.

The selling stockholders may effect sales by selling shares directly to purchasers or to or through broker-dealers and underwriters, which may act as agents or principals. These broker-dealers and underwriters may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of shares for whom the broker-dealers and underwriters may act as agents or to whom they sell as principal, or both. This compensation to a particular broker-dealer or underwriter might be in excess of customary commissions.

The selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholders.

The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealers or other financial institutions of shares offered hereby, which shares such broker-dealers or other financial institutions may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or underwriters that act in connection with the sale of shares may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by broker-dealers or underwriters and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer, broker-dealer or underwriter that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act and the rules promulgated thereunder. The anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

Selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of that rule.

All or any part of the shares offered hereby may or may not be sold by the selling stockholders.

After being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer or underwriter for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker, dealer or underwriter, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

•	the name of each such selling stockholder and of the participating broker-dealer(s) or underwriter(s),

•	the number of shares involved,

•	the price at which such shares were sold,

•	the commissions paid or discounts or concessions allowed to such broker-dealer(s) or underwriter(s), where applicable,

•	that such broker-dealer(s) or underwriter(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and

•	other facts material to the transaction.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Gray Cary Ware & Freidenrich LLP, Palo Alto, California. As of the date of this prospectus, attorneys of Gray Cary Ware & Freidenrich LLP did not beneficially own any shares of our common stock.

EXPERTS

The consolidated financial statements included in this Prospectus and in the Registration Statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their reports appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1, including the exhibits and schedules thereto, under the Securities Act with respect to the shares to be sold in this offering. This prospectus does not contain all the information set forth in the registration statement. For further information about us and the shares to be sold in this offering, please refer to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to, are not necessarily complete, and in each instance please refer to the copy of the contract, agreement or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by this reference.

You may read and copy all or any portion of the registration statement or any reports, statements or other information we file with the SEC at the SEC’s public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings, including the registration statement will also be available to you on the SEC’s web site. The address of this site is http://www.sec.gov.

RAE SYSTEMS INC.

To the Board of Directors and Shareholders

RAE Systems Inc. and subsidiaries

We have audited the accompanying consolidated balance sheets of RAE Systems Inc. and subsidiaries (the Company) as of December 31, 2002 and 2001, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of RAE Systems Inc. and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

/s/    BDO SEIDMAN, LLP

San Jose, California

January 28, 2003, except for Note 11(b),  which is as of May 15, 2003

RAE SYSTEMS INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2002	2001
ASSETS
Current Assets:
Cash and cash equivalents (Note 9)	$7,193,500	$3,742,600
Restricted cash (Notes 5 and 9)	—	3,000,000
Accounts receivable, net of allowance for doubtful accounts of $175,700 and $200,000, respectively (Notes 9 and 12)	2,475,700	2,398,100
Inventories (Note 2)	3,176,400	3,715,800
Prepaid expenses and other current assets	402,000	267,100
Deferred income taxes (Note 6)	528,800	500,800

Total Current Assets	13,776,400	13,624,400

Property and Equipment, net (Notes 3 and 9)	2,026,800	1,202,300
Deposits and Other Assets	81,800	216,500
Investment in Unconsolidated Affiliate (Note 1)	784,700	—

	$16,669,700	$15,043,200

LIABILITIES, CONVERTIBLE REDEEMABLE PREFERRED STOCK, AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Note payable and lines of credit (Note 5)	$—	$4,425,800
Accounts payable	942,400	842,200
Accounts payable to affiliate	757,900	—
Accrued expenses (Note 4)	1,689,700	1,234,800
Income taxes payable	1,726,200	1,670,200
Current portion of deferred revenue	149,700	248,900
Current portion of capital lease obligations (Note 7)	159,600	96,600

Total Current Liabilities	5,425,500	8,518,500

Deferred Revenue, net of current portion	—	149,900
Capital Leases Obligations, net of current portion (Note 7)	107,300	51,300
Deferred Income Taxes (Note 6)	277,200	443,100
Minority Interest in Consolidated Subsidiary (Note 1)	—	1,141,900

Total Liabilities	5,810,000	10,304,700

Commitments and Contingencies (Notes 7, 8, and 11)

Convertible Redeemable Preferred Stock (Note 10):
Series A, $0.001 par value; none and 1,084,083 shares authorized, issued, and outstanding at December 31, 2002 and 2001, respectively, Redemption value $0.258 per share	—	300,000
Series B, $0.001 par value; none and 1,548,690 shares authorized, issued, and outstanding at December 31, 2002 and 2001, respectively, Redemption value $0.646 per share	—	1,000,000

	—	1,300,000

Shareholders’ Equity (Note 10):
Common stock, $0.001 par value; 200,000,000 shares authorized; 45,516,675 and 25,542,482 shares issued and outstanding at December 31, 2002 and 2001, respectively	45,500	25,500
Additional paid-in capital	17,955,800	1,301,000
Deferred compensation	(516,600)	(717,800)
(Accumulated deficit) Retained earnings	(6,625,000)	2,829,800

Total Shareholders’ Equity	10,859,700	3,438,500

	$16,669,700	$15,043,200

See accompanying notes to consolidated financial statements.

RAE SYSTEMS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years ended December 31,
	2002	2001	2000
Net Sales (Notes 9 and 12)	$21,844,800	$19,013,600	$18,194,100
Cost of Sales	8,774,100	7,041,900	6,579,000

Gross Margin	13,070,700	11,971,700	11,615,100

Operating Expenses:
Sales and marketing	5,356,000	4,486,700	4,622,000
General and administrative	4,449,600	3,055,900	2,236,000
Research and development	2,531,100	3,289,300	3,184,300
Legal fees and settlement costs	968,700	1,237,000	291,100
Merger costs (Note 10)	8,735,700	—	—

Total Operating Expenses	22,041,100	12,068,900	10,333,400

Operating (Loss) Income	(8,970,400)	(97,200)	1,281,700

Other Income (Expense):
Interest income	53,700	136,100	197,600
Interest expense	(118,900)	(294,200)	(272,400)
Other, net	100	(9,000)	13,000
Equity in loss of unconsolidated affiliate	(283,700)	—	—

Total Other Income (Expense)	(348,800)	(167,100)	(61,800)

(Loss) Income Before Income Taxes and Minority Interest	(9,319,200)	(264,300)	1,219,900
Income taxes (Note 6)	135,600	54,100	418,600

(Loss) Income Before Minority Interest	(9,454,800)	(318,400)	801,300
Minority interest in loss of consolidated subsidiary	—	455,200	27,900

Net (Loss) Income	$(9,454,800)	$136,800	$829,200

Basic (Loss) Earnings Per Common Share	$(0.24)	$0.01	$0.04

Diluted (Loss) Earnings Per Common Share	$(0.24)	$0.00	$0.02

Weighted-average common shares outstanding	39,902,169	24,154,797	22,864,656
Convertible Preferred Stock	—	10,531,092	10,531,092
Stock options	—	2,381,982	2,040,420

Diluted weighted-average common shares outstanding	39,902,169	37,067,871	35,436,168

See accompanying notes to consolidated financial statements.

RAE SYSTEMS INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(Note 10)

	Common Stock		Additional Paid-in Capital	Deferred Compensation	Retained Earnings (Accumulated Deficit)	Total
	Shares	Amount
Balances, January 1, 2000	22,647,146	$22,600	$201,000	$(53,400)	$1,863,800	$2,034,000

Issuance of common stock due to exercise of stock options	762,017	800	28,700	—	—	29,500
Deferred compensation related to stock options granted	—	—	160,900	(160,900)	—	—
Amortization of deferred compensation	—	—	—	62,100	—	62,100
Net income	—	—	—	—	829,200	829,200

Balances, December 31, 2000	23,409,163	23,400	390,600	(152,200)	2,693,000	2,954,800

Issuance of common stock due to exercise of stock options	1,049,236	1,000	58,300	—	—	59,300
Issuance of common stock due to exercise of stock purchase rights	1,084,083	1,100	86,400	—	—	87,500
Deferred compensation related to stock options granted	—	—	765,700	(765,700)	—	—
Amortization of deferred compensation	—	—	—	200,100	—	200,100
Net income	—	—	—	—	136,800	136,800

Balances, December 31, 2001	25,542,482	25,500	1,301,000	(717,800)	2,829,800	3,438,500

Common stock issued in connection with merger with Nettaxi.com, net of offering costs of $762,000	7,896,764	7,900	6,195,600	—	—	6,203,500
Conversion of preferred stock to common stock	10,531,092	10,500	1,289,500	—	—	1,300,000
Common stock issued for services	960,000	1,000	2,120,600	—	—	2,121,600
Common stock purchase rights granted for services	—	—	2,308,300	—	—	2,308,300
Common stock warrants granted for services	—	—	4,305,800	—	—	4,305,800
Common stock option granted for services	—	—	16,400	(16,400)	—	—
Issuance of common stock due to exercise of stock options	586,337	600	43,900	—	—	44,500
Amortization of deferred compensation	—	—	—	217,600	—	217,600
Compensation expense under variable accounting of common stock options	—	—	374,700	—	—	374,700
Net loss	—	—	—	—	(9,454,800)	(9,454,800)

Balances, December 31, 2002	45,516,675	$45,500	$17,955,800	$(516,600)	$(6,625,000)	$10,859,700

See accompanying notes to consolidated financial statements.

RAE SYSTEMS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2002	2001	2000
Increase (Decrease) in Cash and Cash Equivalents

Cash Flows From Operating Activities:
Net (Loss) Income	$(9,454,800)	$136,800	$829,200
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	583,400	447,800	429,700
Provision for doubtful accounts	49,600	161,900	41,000
Inventory reserve	235,300	30,000	100,000
Amortization of deferred compensation	217,600	200,100	62,100
Compensation expense under variable accounting of common stock options	374,700	—	—
Equity in loss of unconsolidated affiliate	283,700	—	—
Minority interest in loss of consolidated subsidiary	—	(455,200)	(27,900)
Common stock issued for services	2,121,600	—	—
Common stock purchase rights granted for services	2,308,300	—	—
Common stock warrants granted for services	4,305,800	—	—
Deferred income taxes	(193,900)	(74,300)	(427,000)
Changes in operating assets and liabilities, net of effects of deconsolidation:
Accounts receivable	(127,200)	(289,800)	(932,400)
Inventories	304,100	(517,200)	(225,800)
Prepaid expenses and other current assets	(136,000)	2,300	(91,700)
Accounts payable	100,200	(129,100)	133,800
Accounts payable to affiliate	59,700	—	—
Accrued expenses	458,000	(287,300)	704,100
Income taxes payable	56,000	44,800	967,700
Deferred revenue	(249,100)	(218,300)	612,600

Net Cash Provided by (Used in) Operating Activities	1,297,000	(947,500)	2,175,400

Cash Flows From Investing Activities:
Restricted cash	3,000,000	(1,000,000)	(2,000,000)
Cash relinquished in deconsolidation	(878,300)	—	—
Acquisition of property and equipment	(1,159,700)	(59,500)	(600,700)
Investment in affiliate	(500,000)	—	—
Deposits and other	91,600	(153,000)	(1,400)

Net Cash Provided by (Used in) Investing Activities	553,600	(1,212,500)	(2,602,100)

Cash Flows From Financing Activities:
Proceeds from the issuance of common stock	6,965,500	—	—
Payment of merger costs	(762,000)	—	—
Proceeds from the exercise of stock options	44,500	59,300	29,500
Proceeds from the exercise of stock purchase rights	—	87,500	—
Payment on capital lease obligation	(221,900)	(85,800)	(47,700)
Proceeds from notes payable and lines of credit	—	10,925,800	8,113,300
Payment on notes payable and lines of credit	(4,425,800)	(8,588,300)	(8,730,000)
Proceeds from minority shareholder investment	—	500,000	1,125,000

Net Cash Provided By Financing Activities	1,600,300	2,898,500	490,100

Net Increase in Cash and Cash Equivalents	3,450,900	738,500	63,400
Cash and Cash Equivalents, beginning of year	3,742,600	3,004,100	2,940,700

Cash and Cash Equivalents, end of year	$7,193,500	$3,742,600	$3,004,100

Supplemental Disclosure of Cash Flow Information:
Cash Paid:
Income taxes	$273,500	$83,600	$2,100
Interest	$118,900	$284,800	$272,400
Noncash Investing and Financing Activities:
Capital leases entered into for equipment	$340,900	$12,000	$265,000

See accompanying notes to consolidated financial statements.

RAE SYSTEMS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Summary of Significant Accounting Policies

The Company

RAE Systems Inc. (“RAE” or “the Company”) is a smart sensing network platform and solution provider and a leading manufacturer of single and multiple sensor atmospheric monitors, photo-ionization detectors, gas detection tubes, sampling pumps and wirelessly connected gas detection and security monitoring devices. RAE’s products are designed to enable its customers to monitor gas and other volatile organic compounds in confined spaces, and to establish a perimeter security around hazardous material sites and sites of weapons of mass destruction. RAE’s customers operate in such industries as safety and security, oil and gas, pharmaceuticals, utilities, food, chemical, airlines, military and hazardous material storage and disposal, and its monitors are used in civilian and government atmospheric monitoring programs in over 50 countries. RAE’s headquarters are located in Sunnyvale, California. RAE has manufacturing sites in Jiading, Shanghai, where it manufactures approximately 50% of its components and products, a sales office in Hong Kong, China, and a sales and service center in Skanderborg, Denmark.

Business Combination

On April 9, 2002, the merger between RAE Systems Inc., a California corporation, (“RAE-California”), and Nettaxi.com, a Delaware corporation, (“Nettaxi”) was consummated. Nettaxi, as the surviving entity to the merger and the Registrant, changed its name to RAE Systems Inc. The stockholders of RAE-California received approximately 80% of the common stock of RAE Systems Inc. at the effective time of the merger and the RAE-California management team continued in their existing roles at RAE Systems Inc. Accordingly, the merger transaction has been accounted for as a reverse merger whereby, for accounting purposes, RAE is deemed to be the acquirer and Nettaxi is deemed to be the acquired entity. As Nettaxi had effectively ceased all revenue generating activities nine months prior to the merger and had planned to abandon (and did abandon) its business model with effect from the consummation of the merger, Nettaxi was deemed to be in substance a shell company. Accordingly, the merger has been treated as a recapitalization of RAE with no goodwill. For this reason, pro forma information giving effect to the merger is not presented (refer to Note 10).

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of RAE Systems Inc. and its subsidiaries as described below. RAE owns 100% of RAE Systems Europe ApS (“RAE Europe”) and RAE Systems (Asia) Limited (“RAE Asia”). RAE Europe is a Denmark corporation which distributes and provides services for RAE’s products in Europe, Australia and New Zealand, and throughout the Middle East. RAE Asia is a Hong Kong corporation which distributes and provides services for RAE’s products in Asia and the Pacific Rim. RAE Asia owns (i) 100% of Wa-RAE Science Instruments, Ltd (“Wa-RAE”) and (ii) 36% of REnex Technology Ltd (“REnex”). Wa-RAE, which is incorporated in Jiading, Shanghai designs and manufactures RAE’s products for final assembly in the United States.

REnex, a Hong Kong based research and development corporation, designs and develops a wireless platform for detection and monitoring. In July 2002, REnex completed a $3 million private placement of its capital stock. Based on the terms and conditions of the contract, RAE Asia’s equity interest in REnex decreased from 47% to 36%. Prior to July 2002, RAE exercised managerial control over the day-to-day operations of REnex and controlled approximately 90% of the voting shares of REnex. Accordingly, prior to 2002, REnex was consolidated in the Company’s financial statements. As RAE no longer holds a majority interest in the voting shares, the financial statements herein reflect a change in the accounting for REnex from the consolidated method to the equity method. This change has been made with effect from January 1, 2002.

RAE SYSTEMS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

All intercompany accounts and transactions have been eliminated in the consolidated financial statements.

Certain amounts reported in previous years have been reclassified to conform to current year presentation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ materially from those estimates.

Revenue Recognition

The Company recognizes sales upon shipment of product provided no significant obligations remain and collectibility is probable. A provision for estimated product returns is established at the time of sale based upon historical return rates adjusted for current economic conditions. Historically, the Company has experienced an insignificant amount of sales returns. Service revenues relating to maintenance services performed by the Company, which represent less than 5% of net revenues in each of 2002, 2001, and 2000, are recognized as earned based upon contract terms, which is generally ratably over the term of service. Net revenues includes amounts billed to customers in sales transactions for shipping and handling, as prescribed by the Emerging Issues Task Force Issue No. 00-10 Accounting for Shipping and Handling Fees and Costs. Shipping fees represent approximately 1% of net revenues in each of 2002, 2001, and 2000.

In December 1999, the Staff of the Securities and Exchange Commission (SEC) issued its Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition. SAB No. 101 provides the Staff’s views in applying generally accepted accounting principles to selected revenue recognition issues. The Company believes that its current revenue recognition policies comply with the provisions of SAB No. 101.

Cash and Cash Equivalents

The Company considers all highly liquid investments having original maturities of 90 days or less to be cash equivalents.

Accounts Receivable and Allowance for Doubtful Accounts

The Company grants credit to its customers after undertaking an investigation of credit risk for all significant amounts. An allowance for doubtful accounts is provided for estimated credit losses at a level deemed appropriate to adequately provide for known and inherent risks related to such amounts. The allowance is based on reviews of loss, adjustments history, current economic conditions and other factors that deserve recognition in estimating potential losses. While management uses the best information available in making its determination, the ultimate recovery of recorded accounts receivable is also dependent upon future economic and other conditions that may be beyond management’s control.

Inventories

Inventories are stated at the lower of cost (moving weighted average method) or market.

RAE SYSTEMS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Property and Equipment

Property and equipment are stated at cost net of accumulated depreciation. Depreciation is provided using the straight–line method over the related estimated useful lives, as follows:

Equipment	5 to 7 years
Furniture and fixtures	5 to 7 years
Computers equipment	5 years
Automobiles	5 years
Building improvements	Lesser of 5 years or the remaining lease term

Warranty Reserve

The Company generally provides a one to three year limited warranty on its products and establishes a provision for the estimated costs of fulfilling these warranty obligations at the time the related revenue is recorded. Historically, warranty costs have been insignificant.

Research and Development

Research and development costs incurred by the Company are expensed as incurred.

Advertising Costs

The Company expenses the costs of advertising as incurred. During the years ended December 31, 2002, 2001, and 2000, advertising expense was $321,700, $235,000, and $271,600, respectively.

Income Taxes

The Company reports income taxes in accordance with SFAS No. 109, Accounting for Income Taxes, which requires an asset and liability approach. This approach results in the recognition of deferred tax assets (future tax benefits) and liabilities for the expected future tax consequences of temporary differences between the book carrying amounts and the tax basis of assets and liabilities. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be deductible or taxable when the assets and liabilities are recovered or settled. Future tax benefits pertaining to unrealized foreign losses have been fully offset by a 100% valuation allowance as management is unable to determine that it is more likely than not that this deferred tax asset will be realized.

Long-Lived Assets

The Company periodically reviews its long–lived assets for impairment. When events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, the Company writes the asset down to its estimated fair value.

Fair Values of Financial Instruments

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

•	Cash and Cash Equivalents, Accounts Receivable and Accounts Payable:

The carrying amount reported in the balance sheet for these items approximates fair value because of the short maturity of these instruments.

RAE SYSTEMS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

•	Line of Credits:

The Company’s borrowings under its lines of credit are made at floating rates based on the prime-lending rate and the carrying value of such borrowings approximates fair value. In April 2002, the Company used the proceeds received from the merger with Nettaxi to pay off and cancel its outstanding lines of credit and, at December 31, 2002, the Company has no available lines of credit.

As of December 31, 2002 and 2001, the fair values of the Company’s financial instruments approximate their historical carrying amounts.

Translation of Foreign Currencies

The balance sheets and income statements of the Company’s foreign subsidiaries are translated at current exchange rates in effect at the end of the fiscal period. Translation gains and losses are immaterial to the consolidated financial statements. Foreign currency transaction gains and losses are included in consolidated net income.

Stock-Based Incentive Programs

Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock–Based Compensation, encourages entities to recognize compensation costs for stock–based employee compensation plans using the fair value based method of accounting defined in SFAS No. 123, but allows for the continued use of the intrinsic value based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees. The Company continues to use the accounting prescribed by APB Opinion No. 25, and as such, is required to disclose pro forma net income and earnings per share as if the fair value based method of accounting had been applied.

In March 2000, the Financial Accounting Standards Board (FASB) issued Interpretation (Interpretation) No. 44, Accounting for Certain Transactions involving Stock Compensation, an Interpretation of APB Opinion No. 25, which became effective July 1, 2000. Interpretation No. 44 clarifies (a) the definition of employee for purposes of applying Opinion 25, (b) the criteria for determining whether a stock compensation plan qualifies as a noncompensatory plan, (c) the accounting consequences of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. Adoption of the provisions of the Interpretation had no significant impact on the Company’s consolidated financial statements.

In connection with becoming a public company through a reverse merger transaction, certain options granted under the Company’s 1993 Stock Option Plan are subject to variable accounting in accordance with Interpretation No. 44. As of December 31, 2002, there were 2,014,941 options outstanding under the 1993 Stock Option Plan. The Company could be subject to variable accounting for the next nine years, the life of the options.

Earnings Per Share

The Company applies the provisions of SFAS No. 128, Earnings Per Share. SFAS No. 128 provides for the calculation of basic and diluted earnings per share. Basic earnings per share includes no dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity. Anti-dilution provisions of SFAS No.128 require consistency between diluted per-common-share amounts and basic per-common share amounts in loss periods. Had the Company recognized net

RAE SYSTEMS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

income in fiscal 2002, incremental shares attributable to the assumed exercise of 3,453,441 outstanding options would have increased diluted shares outstanding by 543,660 shares. Warrants to purchase 2,102,734 shares of common stock at prices between $1.19 per share and $1.34 per share, and non-plan options to purchase 400,000 shares of common stock at $0.98 per share, were not included in the computation of diluted EPS because the exercise prices were greater than the average market price of the common stock.

Recent Accounting Pronouncements

In April 2002, the FASB issued Statement of Financial Accounting Standards No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections (SFAS 145). This Statement amends existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The provisions of SFAS 145, which the Company adopted during 2002, did not have a material impact on the Company’s financial position or results of operations.

In June 2002, the FASB issued Statement of Financial Accounting Standards No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which addresses financial accounting and reporting for costs associated with exit or disposal activities (SFAS 146). This Statement requires that the liability for costs associated with an exit or disposal activity be recognized when the liability is incurred. SFAS 146 also establishes that fair value is the objective for initial measurement of the liability. The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002. Management does not expect the adoption of this Statement to have a material impact on the Company’s financial position or results of operations.

In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation, Transition and Disclosure, an amendment of FASB Statement No. 123 (SFAS 148). This Statement provides alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock based compensation. It also amends the disclosure provisions of SFAS 123 to require prominent disclosure about the effects on reported net income of an entity’s accounting policy decisions with respect to stock-based employee compensation. Further, SFAS 148 amends Accounting Principles Board Opinion No. 28, Interim Financial Reporting, to require disclosure about those effects in interim financial information. SFAS 148 is effective for our financial statements beginning January 1, 2003. The Company is currently evaluating the effects of the adoption of SFAS 148 on the Company’s financial statements. The Company has not determined whether it will voluntarily change to the fair value based method of accounting for stock-based compensation.

In November 2002, the FASB issued FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (FIN 45). FIN 45 requires a guarantor to recognize, at the inception of a qualified guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. FIN 45 is effective on a prospective basis for qualified guarantees issued or modified after December 31, 2002. Management does not expect the adoption of this Interpretation to have a material impact on the Company’s financial position or results of operations.

In January 2003, the FASB issued FASB Interpretation No. 46, Consolidation of Variable Interest Entities (FIN 46). FIN 46 explains how to identify variable interest entities and how an enterprise assesses its interests in a variable interest entity to decide whether to consolidate that entity. This Interpretation requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among parties involved. FIN 46 is effective immediately for variable interest entities

RAE SYSTEMS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. Management does not expect the adoption of this Interpretation to have a material impact on the Company’s financial position or results of operations.

2.    Inventories

Inventories consist of the following:

	December 31,
	2002	2001
Raw Materials	$1,913,700	$1,685,100
Work-in-Progress	843,500	1,786,600
Finished Goods	419,200	244,100

	$3,176,400	$3,715,800

3.    Property and Equipment

A summary of property and equipment follows:

	December 31,
	2002	2001
Equipment	$1,650,000	$1,236,400
Computer equipment	1,329,100	902,000
Building improvements	582,500	45,200
Furniture and fixtures	372,100	367,700
Automobiles	123,900	123,900

	4,057,600	2,675,200
Less accumulated depreciation	2,030,800	1,472,900

	$2,026,800	$1,202,300

As of December 31, 2002 and 2001, the cost of the Company’s equipment under capital leases, which consist principally of computer equipment, totaled $622,800 and $281,900, with accumulated amortization of $300,100 and $121,000 as of December 31, 2002 and 2001, respectively.

4.    Accrued Expenses

Accrued expenses as of December 31, 2002 and 2001 are summarized as follows:

	December 31,
	2002	2001
Compensation and related benefits	$795,900	$462,800
Accrued commissions	38,800	45,400
Legal and professional	378,500	389,600
Warranty reserve	205,800	111,200
Other	270,700	225,800

	$1,689,700	$1,234,800

RAE SYSTEMS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

5.    Note Payable and Lines of Credit

As of December 31, 2002, the Company had no notes payable outstanding and no amounts owed under any lines of credit. The notes payable and amounts due under the lines of credit are summarized as follows:

	December 31,
	2002	2001
HSBC Bank USA	$—	$2,000,000
General Bank	—	1,425,800
Note Payable	—	1,000,000

	$—	$4,425,800

As of December 31, 2001 the Company had a line of credit arrangement with HSBC Bank USA to borrow up to $3,000,000 at an interest rate of 0.5% below the prime rate (4.25% at December 31, 2001), which expired in October 2002. RAE Asia, having placed $3,000,000 in a restricted cash account, collateralized the letter of credit. As of December 31, 2001 there was $2,000,000 outstanding under this line of credit.

In order to satisfy the restricted cash requirement, RAE Asia entered into a one-year loan agreement, due in July 2002, with Ascendant Incorporated to borrow $1,000,000 at an interest rate of 9.5%.

As of December 31, 2001 the Company also had a line of credit arrangement with General Bank to borrow up to $2,000,000 at an interest rate of prime rate plus 0.25% (5% at December 31, 2001). This line of credit expired in April 2002 and was collateralized by substantially all of the business assets. As of December 31, 2001 there was $1,425,800 outstanding under this line of credit.

In April 2002, with proceeds received from the merger with Nettaxi, the Company paid off and cancelled its outstanding line of credit facilities whereby the restriction on the cash was released. Accordingly, at December 31, 2002, the Company has no available lines of credits.

6.    Income Taxes

Income (loss) before income taxes and minority interest comprises:

	Years ending December 31,
	2002	2001	2000
Domestic	$(9,510,700)	$(93,800)	$86,200
Foreign	191,500	(170,500)	1,133,700

	$(9,319,200)	$(264,300)	$1,219,900

RAE SYSTEMS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Income tax expense (benefit) comprises:

2002	Current	Deferred	Total
Federal	$240,200	$(32,000)	$208,200
State	800	(161,900)	(161,100)
Foreign	88,500	—	88,500

	$329,500	$(193,900)	$135,600

2001	Current	Deferred	Total
Federal	$89,200	$4,200	$93,400
State	800	(78,500)	(77,700)
Foreign	38,400	—	38,400

	$128,400	$(74,300)	$54,100

2000	Current	Deferred	Total
Federal	$771,100	$(392,800)	$378,300
State	800	(34,200)	(33,400)
Foreign	73,700	—	73,700

	$845,600	$(427,000)	$418,600

The following summarizes the differences between the income tax expense and the amount computed by applying the Federal income tax rate in 2002, 2001, and 2000 to income before income taxes:

	Years ending December 31,
	2002	2001	2000
Federal income tax (benefit) at statutory rate	$(3,168,500)	$(89,900)	$414,800
Nondeductible expenses	3,193,600	90,100	44,900
Effects of foreign operations	280,000	205,200	105,000
Federal tax credits	(100,000)	(101,000)	(124,000)
State income taxes, net of federal benefit	3,100	21,300	64,400
State tax credits	(72,600)	(71,600)	(86,500)

	$135,600	$54,100	$418,600

RAE SYSTEMS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Deferred tax assets and liabilities as of December 31, 2002 and 2001 were comprised of the following:

	December 31,
	2002	2001
Deferred tax assets:
Allowance for doubtful accounts	$72,200	$82,100
Inventories	146,300	119,000
Accrued vacation	155,200	95,900
Other accruals	155,000	105,700
Deferred revenue	—	157,300
Unrealized foreign losses	319,700	177,400
Federal tax credits	152,800	—
State income taxes and credits	170,400	63,000

	1,171,600	800,400
Valuation allowance	(319,700)	(177,400)

Total deferred tax assets	$851,900	$623,000

Deferred tax liabilities:
Fixed assets	$(156,900)	$(121,900)
Foreign earnings	(443,400)	(443,400)

Total deferred tax liabilities	(600,300)	(565,300)

Net deferred tax assets	$251,600	$57,700

U.S. income taxes were provided for deferred taxes on undistributed earnings of non-U.S. subsidiaries that are not expected to be permanently reinvested in such companies. There has been no provision for U.S. income taxes for the remaining undistributed earnings of approximately $660,000 as of December 31, 2002, because the Company intends to reinvest these earnings indefinitely in operations outside the United States. If such earnings were distributed, additional U.S. taxes of approximately $224,000 would accrue after utilization of U.S. tax credits. Any foreign withholding taxes incurred as a result of the remittance of all previously undistributed earnings would be creditable against U.S. tax liabilities.

As of December 31, 2002, the Company had research credit carryforwards of approximately $153,000 and $255,000 for Federal and California income tax purposes, respectively. The California credits are not subject to expiration under current California tax law.

RAE SYSTEMS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

7.    Operating and Capital Leases

The Company and its subsidiaries lease certain manufacturing, warehousing, and other facilities under operating leases expiring in various years through 2009. The leases generally provide for the lessee to pay taxes, maintenance, insurance, and certain other operating costs of the leased property. Total rent expense for the years ended December 31, 2002, 2001, and 2000 was $656,900, $660,700, and $631,700, respectively. The Company also leases certain computer equipment under capital leases expiring in various years through 2004. As of December 31, 2002, future minimum rental payments required under operating and capital leases are as follows:

Year Ending December 31,	Operating Leases	Capital Leases
2003	$493,700	$178,400
2004	508,800	107,200
2005	488,700	—
2006	420,200	—
2007	396,300	—
Thereafter	930,500	—

Total minimum lease payments	$3,238,200	285,600

Less: Amount representing interest at 10 to 19%		18,700

Present value of minimum lease payments		266,900
Less: Current portion		159,600

Long-term capitalized lease obligation		$107,300

8.    Employee Benefit Plans

The Company has a defined contribution 401(k) plan (the Plan) for its domestic employees. The Plan is available to all employees who have reached the age of twenty–one and who have completed three months of service with the Company. Under the Plan, eligible employees may defer a portion of their salaries as their contributions to the Plan. The Company’s contributions are determined based on 25% of the first 6% of the covered employee’s salary, subject to statutory maximum levels. Contributions to the Plan totaled $60,100, $47,700, and $31,400, for the years ended December 31, 2002, 2001, and 2000, respectively.

9.    Concentrations

Financial instruments, which potentially subject the Company to concentration of credit risk, consist principally of cash and cash equivalents and trade receivables. The Company places its domestic and foreign cash and cash equivalents with high quality financial institutions. Domestic cash balances are insured by the Federal Deposit Insurance Company up to $100,000 per bank. As of December 31, 2002 and 2001, the Company had deposits at several domestic financial institutions in excess of insured limits of $5,189,000 and $978,100, respectively. Also, the Company had deposits at several foreign financial institutions, which are not insured, that aggregated $1,715,000 and $5,177,500 as of December 31, 2002 and 2001, respectively.

RAE SYSTEMS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A significant portion of the Company’s revenues and accounts receivable are derived from sales made to unrelated distributors located primarily throughout North America, as well as Europe and Asia. The following table presents certain data by geographic area:

	December 31,
	2002	2001	2000
Net sales to external customers:
United States	$14,055,300	$13,085,800	$14,036,900

International:
Asia	3,398,200	2,329,900	1,203,500
Europe	2,156,100	1,796,400	1,739,100
Canada and Mexico	1,290,400	1,013,500	878,800
All other	944,800	788,000	335,800

	7,789,500	5,927,800	4,157,200

Total consolidated net sales to external customers	$21,844,800	$19,013,600	$18,194,100

Property and equipment, net:
United States	$815,100	$732,000	1,098,500
Asia	1,211,700	470,300	480,100

Total property and equipment, net	$2,026,800	$1,202,300	1,578,600

For the year ended December 31, 2000, the Company had sales to one customer who comprised 21% of consolidated sales. No individual customer comprised more than 10% of consolidated net sales in 2002 and 2001. The Company believes any risk of accounting loss is significantly reduced due to the diversity in customers, geographic sales areas and the Company extending credit based on established limits or terms. The Company performs credit evaluations of its customers’ financial condition whenever necessary, and generally does not require cash collateral.

10.    Shareholders’ Equity

Common Stock

On April 9, 2002, the merger between RAE-California and Nettaxi was consummated (See Note 1). Nettaxi, as the surviving entity to the merger and the Registrant, changed its name to RAE Systems Inc. Pursuant to the merger, each outstanding share of RAE-California common stock was exchanged for 1.54869 shares of RAE Systems Inc. common stock and each outstanding option and warrant to purchase shares of RAE-California common stock was exchanged for 1.54869 options and warrants to purchase shares of RAE Systems Inc. common stock. All share and per share data prior to the merger have been restated to reflect the stock split.

In connection with the merger, the Company received $6,965,500 in cash from Nettaxi in exchange for the issuance of 7,896,764 shares of the Company’s common stock. These proceeds were reduced by $762,000 to reflect cash expenses incurred that were directly attributable to the merger. As discussed more fully below, the Company also incurred a total of $8,735,700 in merger costs attributable to the fair value of certain equity instruments issued in connection with the merger. The $8,735,700 has been included in operating expenses in the accompanying Consolidated Statements of Operations for the year ended December 31, 2002.

The shares of the Company’s preferred stock outstanding at the time of the merger were automatically converted into common stock at the rate of four shares of common stock for each share of preferred stock.

RAE SYSTEMS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In connection with the closing of the merger, the Company recorded a $2,121,600 non-cash compensation charge for 960,000 shares of common stock issued to a financial adviser for services rendered.

Common Stock Purchase Rights

In December 2001, the Company issued 1,084,083 non-plan stock purchase rights, which vested and were exercisable immediately, to an officer, a director and a consultant at an exercise price of approximately $0.08 per share. Under the terms of the stock purchase agreement with these individuals, the shares were placed in escrow and were earned upon consummation of the merger with Nettaxi.com. On April 9, 2002, the effective date of the merger, the fair value of the Company’s stock was $2.21. Based on the fair value of the respective equity instruments as of April 9, 2002, the Company recorded a non-cash compensation charge of $2,308,300 relating to these stock purchase rights.

Warrants

In April 2002, in connection with the closing of the merger, the Company issued warrants, which vested immediately as follows:

(a)	Warrants to purchase 1,750,000 shares of common stock at $1.19 per share, exercisable over three years. The Company has the option to redeem these warrants, at a redemption price of $0.05 per share, if the Company’s common stock trades at a price equal to or greater than $6.00 per share for 20 consecutive days.

(b)	Warrants to purchase 352,734 shares of common stock at $1.34 per share, exercisable over ten years.

The Company recognized a total of $4,305,800 in non-cash compensation for the warrants issued in (a) and (b) above, based on the estimated fair value of the warrants at date of grant. The Company estimates the fair value of warrants at the grant date by using the Black-Scholes valuation model with the following weighted-average assumptions used for grants in 2002: dividend yield of 0%; expected volatility of 174%; risk-free interest rate of 5.62%; and the contractual lives of the warrant.

Non-Plan Stock Options

In 2002, the Company granted certain of its Directors Non-Plan Options to purchase 400,000 shares of non-plan restricted stock at a weighted-average exercise price of $0.985. The options vest 25% after one year with the remainder vesting monthly over the following three years and are exercisable over ten years. As of December 31, 2002, none of the Non-Plan Options outstanding were exercisable.

Stock Option Plan

In August 1993, the Company’s Board of Directors adopted the 1993 Stock Option Plan and in May 2002, the Board of Directors adopted the 2002 Stock Option Plan (collectively “The Plans). The Plans authorizes the grant of options to purchase shares of common stock to employees, directors, and consultants of the Company and its affiliates. The options are a combination of both incentive and non-statutory options.

Incentive options may be granted at not less than 100% of the fair market value per share, and non-statutory options may be granted at not less than 85% of the fair market value per share at the date of grant as determined by the Board of Directors or committee thereof, except for options granted to a person owning greater than 10% of the outstanding stock, for which the exercise price must not be less than 110% of the fair market value.

RAE SYSTEMS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Options granted under the Plans generally vest 25% after one year with the remainder vesting monthly over the following three years and are exercisable over ten years.

The Company has reserved 2,014,941 shares of common stock for issuance under the 1993 Stock Option Plan and 5,000,000 shares of common stock for issuance under the 2002 Stock Option Plan. As of December 31, 2002, the Company had 3,561,500 shares of common stock available for future grant under the 2002 Stock Option Plan.

A summary of the status of the Company’s stock option plan as of December 31, 2002, 2001, and 2000, and changes during the years then ended is presented in the following table:

	Options Outstanding
	December 31, 2002		December 31, 2001		December 31, 2000
	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price
Beginning	2,693,974	$0.07	2,793,837	$0.06	3,054,791	$0.06
Granted	1,669,500	$0.99	1,479,801	$0.08	1,546,367	$0.08
Exercised	(586,337)	$0.08	(1,049,236)	$0.06	(762,017)	$0.04
Cancelled	(323,696)	$0.91	(530,428)	$0.07	(1,045,304)	$0.08

Ending	3,453,441	$0.45	2,693,974	$0.07	2,793,837	$0.06

Exercisable at year-end	1,148,699		906,240		1,212,305

Weighted-average fair value of options granted during the period:		$0.56		$0.58		$0.18

The following table summarizes information about stock options outstanding as of December 31, 2002:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted- Average Remaining Contractual Life (Years)	Weighted- Average Exercise Prices	Number Exercisable	Weighted- Average Exercise Prices
$ 0.01-0.50	2,016,441	7.23	$0.07	1,148,699	$0.07
$ 0.51-1.00	264,000	9.72	$0.63	—	$—
$ 1.01-1.50	1,173,000	9.41	$1.06	—	$—

	3,453,441		$0.45	1,148,699	$0.07

The Company accounts for its stock-based awards using the intrinsic value method in accordance with APB No. 25. Accordingly, compensation cost has been recognized for stock options in the accompanying financial statements if, on the date of grant, the current market value of the underlying common stock exceeded the exercise price of the stock options at the date of grant. In connection with the merger with Nettaxi, which was completed in April 2002, certain options granted under the Company’s 1993 Stock Option Plan are subject to variable accounting. During the year ended December 31, 2002, the Company recognized non-cash compensation in the amount of $374,700 relating to option that are subject to variable accounting.

During the years ended December 31, 2002, 2001, and 2000, deferred compensation of approximately $0, $765,700, and $160,900, respectively, was recorded for options granted at an exercise price below the estimated

RAE SYSTEMS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

fair market value of the underlying common stock, of which approximately $217,600, $200,100, and $62,100 was amortized to compensation expense in 2002, 2001, and 2000, respectively. The remaining deferred compensation will be amortized over the balance of the four-year vesting period of stock options.

SFAS No. 123, Accounting for Stock-Based Compensation, requires the Company to provide pro forma information regarding net income and earnings per share as if compensation cost for the Company’s stock option plan had been determined in accordance with the fair value based method prescribed in SFAS No.123. The Company estimates the fair value of stock options at the grant date by using the Black-Scholes option valuation model with the following weighted average assumptions used for grants in 2002, 2001, and 2000: dividend yield of 0%; expected volatility of 63%, 0.1% and 0.1%; risk-free interest rates of 5.01%, 5.02%, and 5.7%, and expected lives of five years for all plan options.

Under the accounting provisions of SFAS No. 123, the Company’s net (loss) income and the basic and diluted net (loss) income per common share would have been adjusted to the pro forma amounts below:

	2002	2001	2000
Net (loss) income, as reported	$(9,454,800)	$136,800	$829,200
Add:
Stock-based employee compensation expense included in reported income, net of related tax effects	592,300	200,100	62,100
Deduct:
Total stock-based employee compensation expense determined under fair value based methods for all awards, net of related tax effects	(805,900)	(212,000)	(71,800)

Pro forma net (loss) income	$(9,668,400)	$124,900	$819,500

Basic (loss) earnings per share:
As reported	$(0.24)	$0.01	$0.04
Pro forma	$(0.24)	$0.01	$0.04
Diluted (loss) earnings per share:
As reported	$(0.24)	$0.00	$0.02
Pro forma	$(0.24)	$0.00	$0.02

11.    Commitments and Contingencies

(a)    Royalty

In 1998, Dragerwerk Aktiengesellschaft (“Dragerwerk”), a German corporation, filed a patent infringement lawsuit against the Company. In November 2000, as part of the settlement of this dispute, the Company entered into non-exclusive, non-sublicensable right and license agreement with Dragerwerk for the use of U.S. Patent No. 5,654,498 issued August 5, 1997 and entitled “Device for the Selective Detection of a Component in a Gas Mixture.” As part of the settlement agreement, the Company was required to pay $73,200 in back royalties relating to net sales of certain of the Company’s products during the period from January 1, 1998 through December 31, 2000. Additionally, commencing January 1, 2001 and continuing through December 31, 2009, the Company is required to pay Dragerwerk a royalty equal to 7.5% of net sales of certain licensed products manufactured or imported for sale by or for the Company in the United States. During the years ended December 31, 2002, 2001, and 2000, the Company incurred royalty expense of $50,800, $47,900, and $73,200, respectively.

RAE SYSTEMS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(b) Litigation

In October 2001, the estate of Virgil Johnson filed a products liability and wrongful death lawsuit against the Company in the District Court of Harris County, Texas. The plaintiffs allege that the Company’s product was defective and unsafe for its intended purposes at the time it left the Company’s premises, and that the product was defective in that it failed to conform to the product design and specifications of other gas monitors. Additionally, the plaintiffs allege that the product was defectively designed and marketed so as to render it unreasonably dangerous to the plaintiff. In the event that the Company does not have adequate insurance coverage for the expenses related to the lawsuit, the Company may incur substantial legal fees and expenses in connection with the litigation. The litigation may also result in the diversion of the Company’s internal resources. The Company’s defense of this litigation, regardless of its eventual outcome, will likely be costly and time consuming. The litigation is in the preliminary stage, and management is unable to predict its final outcome. However, an adverse outcome could materially affect the Company’s results of operations and financial position.

On March 26, 2002, Straughan Technical Distribution, LLC, filed a lawsuit against the Company in the Superior Court of the State of California for the County of Santa Clara. A similar lawsuit pending in District Court of Harris County, Texas was served on the Company on March 27, 2002. In these nearly identical lawsuits, Straughan, a distributor of Gastec Gas Detection Devices, claims to have experienced diminished sales to its customers, loss of profits and other damages as a result of the stated allegations, which include claims for interference with present and prospective business relations, false advertising, trade dress infringement, slander and antitrust violations. The action filed in Texas was dismissed without prejudice in June 2002. In May 2003, the Company entered into a settlement agreement with Straughan to resolve all disputes. The parties to these actions expect to file dismissals with prejudice by June 2003. The settlement obligation is included in accrued expenses as of December 31, 2002.

The Company is engaged in various ongoing legal proceedings incidental to its normal business activities. The Company is unable, however, to predict the outcome of these matters, or reasonably estimate a range of possible losses given the current status of the litigation.

(c) Employment Agreements

The Company has entered into employment agreements with two key executives. The employment agreements provide for minimum combined aggregate annual base compensation of $330,000 and options to purchase 100,000 shares of Company stock, vesting over four years. The employment agreements are “at will” and can be terminated with or without cause or with or without notice at any time by either the employee or the Company.

12.    Related Party Transactions

During 2001, the Company recognized $11,400 in sales revenue from a Company wholly-owned by an officer shareholder of the Company. Included in accounts receivable as of December 31, 2001 is $3,000 due from this related customer.

RAE SYSTEMS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Summarized financial data for REnex (the Company’s 36% owned subsidiary accounted for under the equity method with effect from January 1, 2002) as of and for the year ended December 31, 2002 is as follows:

As of December 31, 2002:
Cash and cash equivalents	$2,447,500

Total current assets	2,447,500

Due from affiliates	757,900
Other noncurrent assets	342,600

$3,548,000

Total current liabilities	12,000
Total shareholders’ equity	3,536,000

$3,548,000

For the year ended December 31, 2002:
Revenues	$—
Operating expenses	674,200

Operating and net loss	$(674,200)

13.    Quarterly Information (Unaudited)

The summarized quarterly financial data presented below reflect all adjustments, which, in the opinion of management, are of a normal and recurring nature necessary to present fairly the results of operations for the periods presented.

	Year Ended December 31,
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	2002
Net revenues	$4,545,300	$5,167,300	$5,869,100	$6,263,100	$21,844,800
Gross profit	2,520,500	3,015,900	3,467,400	4,066,900	13,070,700
Operating (loss) income	(69,900)	(9,913,900)	448,100	565,300	(8,970,400)
Net (loss) income	$(179,000)	$(10,017,200)	$360,300	$381,100	$(9,454,800)
Per common share:
Basic:	$(0.01)	$(0.23)	$0.01	$0.01	$(0.24)
Diluted:	$(0.01)	$(0.23)	$0.01	$0.01	$(0.24)

	Year Ended December 31,
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	2001
Net revenues	$4,527,000	$4,552,300	$4,957,800	$4,976,500	$19,013,600
Gross profit	2,690,500	2,917,400	3,114,600	3,249,200	11,971,700
Operating (loss) income	(5,200)	69,400	(29,800)	(131,600)	(97,200)
Net income	$34,500	$87,100	$1,400	$13,800	$136,800
Per common share:
Basic:	$0.00	$0.01	$0.00	$0.00	$0.01
Diluted:	$0.00	$0.01	$0.00	$0.00	$0.00

RAE SYSTEMS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

14.    Supplemental Disclosures

The following is supplemental disclosure of valuation and qualifying accounts.

Description	Balance as of Beginning of Year	Additions Charged to Expenses	Deductions	Balance as of End of Year
2002:
Allowance for doubtful accounts	$200,000	$49,600	$(73,900)	$175,700
2001:
Allowance for doubtful accounts	$75,000	$161,900	$(36,900)	$200,000
2000:
Allowance for doubtful accounts	$34,000	$41,000	$—	$75,000

2002:
Inventory reserve	$130,000	$235,300	$—	$365,300
2001:
Inventory reserve	$100,000	$30,000	$—	$130,000
2000:
Inventory reserve	$—	$100,000	$—	$100,000

2002:
Warranty reserve	$111,200	$94,600	$—	$205,800
2001:
Warranty reserve	$104,300	$6,900	$—	$111,200
2000:
Warranty reserve	$62,400	$41,900	$—	$104,300

RAE SYSTEMS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2003	December 31, 2002
	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$7,382,200	$7,193,500
Accounts receivable, net of allowance for doubtful accounts of $175,700 and $175,700, respectively	3,398,900	2,475,700
Inventories	3,526,600	3,176,400
Prepaid expenses and other current assets	461,600	402,000
Deferred income taxes	528,800	528,800

Total Current Assets	15,298,100	13,776,400

Property and Equipment, net	1,956,200	2,026,800
Deposits and Other Assets	103,700	81,800
Investment in Unconsolidated Affiliate	718,800	784,700

	$18,076,800	$16,669,700

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$1,476,600	$942,400
Accounts payable to affiliate	744,600	757,900
Accrued expenses	1,676,600	1,689,700
Income taxes payable	1,767,400	1,726,200
Current portion of deferred revenue	109,100	149,700
Current portion of capital lease obligations	159,600	159,600

Total Current Liabilities	5,933,900	5,425,500

Deferred Revenue, net of current portion	31,100	—
Capital Leases Obligations, net of current portion	54,900	107,300
Deferred Income Taxes	277,200	277,200

Total Liabilities	6,297,100	5,810,000

Commitments and Contingencies
Shareholders’ Equity:
Common stock, $0.001 par value; 200,000,000 shares authorized; 45,812,764 and 45,516,675 shares issued and outstanding, respectively	45,800	45,500
Additional paid-in capital	17,583,900	17,955,800
Deferred compensation	—	(516,600)
Accumulated deficit	(5,850,000)	(6,625,000)

Total Shareholders’ Equity	11,779,700	10,859,700

	$18,076,800	$16,669,700

See accompanying notes to condensed consolidated financial statements.

RAE SYSTEMS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended March 31,
	2003	2002
	(Unaudited)	(Unaudited)
Net Sales	$7,339,400	$4,545,300
Cost of Sales	2,912,800	2,024,800

Gross Margin	4,426,600	2,520,500

Operating Expenses:
Sales and marketing	1,470,100	1,073,300
Research and development	706,000	594,000
General and administrative	1,187,600	845,200
Legal fees and settlement costs	88,600	77,900

Total Operating Expenses	3,452,300	2,590,400

Operating Income (Loss)	974,300	(69,900)

Other Income (Expense):
Interest income	9,400	14,100
Interest expense	(8,500)	(59,500)
Other, net	1,100	(2,400)
Equity in loss of unconsolidated affiliate	(65,900)	(61,300)

Total Other Income (Expense)	(63,900)	(109,100)

Income (Loss) Before Income Taxes	910,400	(179,000)
Income Taxes	(135,400)	—

Net Income (Loss)	$775,000	$(179,000)

Basic Earnings (Loss) Per Common Share	$0.02	$(0.01)

Diluted Earnings (Loss) Per Common Share	$0.02	$(0.01)

Weighted-average common shares outstanding	45,637,578	25,544,312
Stock Options	1,397,375	—

Diluted weighted-average common shares outstanding	47,034,953	25,544,312

See accompanying notes to condensed consolidated financial statements.

RAE SYSTEMS INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three months ended March 31,
	2003	2002
	(Unaudited)	(Unaudited)
Increase (Decrease) in Cash and Cash Equivalents

Cash Flows From Operating Activities:
Net Income (Loss)	$775,000	$(179,000)
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	186,600	121,400
Provision for doubtful accounts	—	(22,400)
Inventory reserve	43,000	—
Compensation expense	125,000	—
Amortization of deferred compensation	—	49,200
Equity in loss of unconsolidated affiliate	65,900	61,300
Deferred income taxes	—	(146,700)
Changes in operating assets and liabilities, net of effects of deconsolidation:
Accounts receivable	(923,200)	78,600
Inventories	(393,200)	(57,800)
Prepaid expenses and other current assets	(59,600)	(44,700)
Accounts payable	534,200	705,600
Accounts payable to affiliate	(13,300)	(2,500)
Accrued expenses	(13,100)	39,500
Income taxes payable	41,200	—
Deferred revenue	(9,500)	(42,200)

Net Cash Provided by Operating Activities	359, 000	560,300

Cash Flows From Investing Activities:
Cash relinquished in deconsolidation	—	(878,300)
Investment in affiliate	—	(500,000)
Acquisition of property and equipment	(116,000)	(73,000)
Deposits and other	(21,900)	(149,600)

Net Cash Used In Investing Activities	(137,900)	(1,600,900)

Cash Flows From Financing Activities:
Proceeds from the issuance of common stock	20,000	200
Payment on capital lease obligation	(52,400)	(32,100)

Net Cash Used In Financing Activities	(32,400)	(31,900)

Net Increase (Decrease) in Cash and Cash Equivalents	188,700	(1,072,500)
Cash and Cash Equivalents, beginning of period	7,193,500	3,742,600

Cash and Cash Equivalents, end of period	$7,382,200	$2,670,100

Supplemental Disclosure of Cash Flow Information:
Cash Paid:
Income taxes	$100,000	$146,700
Interest	$8,500	$49,500
Noncash Inventory and Financing Activities:
Capital leases entered into for equipment	$—	$160,400

See accompanying notes to condensed consolidated financial statements.

RAE SYSTEMS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.    The Company

RAE Systems Inc. (“RAE” or “Company”), established in 1991, is a leader in rapidly deployable sensing networks for homeland defense and a leading manufacturer of portable, wireless and fixed atmospheric monitors, photo-ionization detectors, radiation detectors, gas detection tubes, sampling pumps and security monitoring devices.

RAE’s products are used to detect weapons of mass destruction (WMD), environmental, safety, hazardous materials (HAZMAT), toxic industrial chemicals (TICs), petrochemicals, and semiconductor waste, including the detection of gamma rays, neutrons, combustible chemical and vapor accumulations, oxygen deficiencies, gasoline, benzene, paint, degreasers, jet fuel, carbon monoxide, hydrogen sulfide, carbon dioxide, and many other atmospheric hazards. RAE’s patented photo-ionization detector technology allows dependable, linear, part-per-billion range readings for many toxic chemicals and vapors that are effectively undetectable by any other means.

The Company’s customers include many of the world’s leading corporations in the airline, automotive, oil, computer and telecommunications industries. The Company also has significant numbers of instruments currently in service with many U.S. government agencies and the armed forces, and by numerous city, state and federal agencies and departments. RAE’s products are used in confined space entry monitoring programs throughout the world, and are used in civilian and government atmospheric monitoring programs in over 50 countries. A substantial number of municipal agencies and city departments have conformed their programs on the Company’s products for confined space and HAZMAT incident response. The Company is also a leading supplier of chemical detectors used for jet fuel vapor monitoring programs.

The Company sells its products through a network of approximately 180 distributors, which account for approximately 90% of its sales.

The Company has strategically redirected its focus on homeland security. To this extent, the Company launched a series of marketing campaigns geared towards this effort, and is starting to reap the benefits of these efforts, having sold a large number of MultiRAEs and MiniRAEs to various federal, state and local agencies and municipalities. The Company also saw an increase in the sales of our wireless smart sensing platform and solutions business, in which information from the gas detector is transmitted on a real-time basis to a base controller located up to two miles away. The Company recently launched a new campaign to sell its new suite of radiation detectors, and is starting to realize an increase in the sales of these products as well.

2.    Summary of Significant Accounting Policies

Management believes the following critical accounting policies affect its more significant estimates and assumptions used in the preparation of the condensed consolidated financial statements contained herein.

Basis of Presentation

The financial information presented in these condensed consolidated financial statements is not audited and is not necessarily indicative of the Company’s future consolidated financial position, results of operations or cash flows. The unaudited financial statements contained in these condensed consolidated financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company’s financial position, results of operations and its cash flows for the stated periods, in conformity with accounting principles generally accepted in the United States of America.

RAE SYSTEMS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of RAE and its subsidiaries as described below. RAE owns 100% of RAE Systems Europe ApS (RAE Europe) and RAE Systems (Asia) Limited (RAE Asia). RAE Europe is a Denmark corporation which distributes and provides services for RAE’s products in Europe, Australia and New Zealand, and throughout the Middle East. RAE Asia is a Hong Kong corporation which distributes and provides services for RAE’s products in Asia and the Pacific Rim. RAE Asia owns (i) 100% of Wa-RAE Science Instruments, Ltd (Wa-RAE), (ii) 36% of REnex Technology Ltd (REnex) and (iii) 100% of RAE Systems Hong Kong Ltd. (RAE HK) Wa-RAE, which is incorporated in Jiading, Shanghai designs and manufactures RAE’s products for final assembly in the United States. REnex, a Hong Kong based research and development corporation, designs and develops a wireless platform for detection and monitoring. RAE HK was incorporated in Hong Kong in January 2003 and had no operating activities in the quarter ended March 31, 2003.

All intercompany accounts and transactions have been eliminated in the consolidated financial statements.

RAE Asia’s equity interest in REnex has, in the accompanying condensed consolidated financial statements, been accounted for under the equity method of accounting. Under the equity method of accounting REnex’s results of operations are not reflected within the accompanying condensed consolidated statements of operations; however, the Company’s share of the net loss of REnex is reflected in the equity in loss of unconsolidated affiliate in the accompanying condensed consolidated statements of operations.

Earnings Per Share

The Company applies the provisions of SFAS No. 128, Earnings Per Share. SFAS No. 128 provides for the calculation of basic and diluted earnings per share. Basic earnings per share includes no dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity. Anti-dilution provisions of SFAS No. 128 require consistency between diluted per-common-share amounts and basic per-common share amounts in loss periods. Incremental shares attributable to the assumed exercise of 3,107,571 outstanding options have increased diluted shares outstanding by 1,397,375 shares. Warrants to purchase 2,102,734 shares of common stock at prices between $1.19 per share and $1.34 per share, and non-plan options to purchase 400,000 shares of common stock at $0.98 per share, were not included in the computation of diluted EPS because the exercise prices were greater than the average market price of the common stock.

The Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates are used for, but not limited to, allowance for doubtful accounts, inventory allowances, warranty costs, contingencies and taxes. Actual results could differ materially from those estimates. The following critical accounting policies are impacted significantly by judgments, assumptions, and estimates used in the preparation of the condensed consolidated financial statements.

RAE SYSTEMS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

Allowance for Doubtful Accounts

The allowance for doubtful accounts is provided for estimated credit losses at a level deemed appropriate to adequately provide for known and inherent risks related to such amounts. The allowance is based on reviews of loss, adjustments history, current economic conditions and other factors that deserve recognition in estimating potential losses. While management uses the best information available in making its determination, the ultimate recovery of recorded accounts receivable is also dependent upon future economic and other conditions that may be beyond management’s control. If there were a deterioration of a major customer’s credit worthiness, or if actual defaults were higher than what has been experienced historically, the Company’s estimates of the recoverability of amounts due could be overstated. The Company’s operating results could be adversely affected.

Inventories

Inventories are stated at the lower of cost (moving weighted average method) or market. Inventory purchases are typically based on estimated future demand. In the event of a sudden and significant decrease in demand for RAE’s products, or if there were a higher occurrence of inventory obsolescence due to changing technology and customer requirements, RAE could be required to increase its inventory allowances. RAE’s gross margins could be adversely affected.

Warranty Reserve

The Company generally provide a one to three year limited liability on its products and establish the estimated costs of fulfilling these warranty obligations at the time the related revenue is recorded. Historically, warranty costs have been insignificant. If the Company were to experience an increase in warranty claims compared to its historical experience, or costs of servicing warranty claims were greater than expectations on which the warranty reserve has been based, RAE’s operating results could be adversely affected.

Loss Contingencies

RAE is subject to various loss contingencies arising in the ordinary course of business. The Company considers the likelihood of loss or impairment of an asset or the incurrence of a liability, as well as its ability to reasonably estimate the amount of loss in determining loss contingencies. An estimated loss contingency is accrued when management concludes that it is probable that an asset has been impaired or a liability has been incurred and the amount of the loss can be reasonably estimated. The Company regularly evaluates current information available to determine whether such accruals should be adjusted.

Income Taxes

The Company recognizes deferred tax assets (future tax benefits) and liabilities for the expected future tax consequences of temporary differences between the book carrying amounts and the tax basis of assets and liabilities. The deferred tax assets and liabilities represent the expected future tax return consequences of those differences, which are expected to be either deductible or taxable when the assets and liabilities are recovered or settled. Future tax benefits pertaining to unrealized foreign losses have been fully offset by a 100% valuation allowance as management is unable to determine that it is more likely than not that this deferred tax asset will be realized.

RAE SYSTEMS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

Recent Accounting Pronouncements

In April 2002, the FASB issued Statement of Financial Accounting Standards No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections (SFAS 145). This statement amends existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The provisions of SFAS 145, which the Company adopted during 2002, did not have a material impact on the Company’s financial position or results of operations.

In June 2002, the FASB issued Statement of Financial Accounting Standards No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which addresses financial accounting and reporting for costs associated with exit or disposal activities (SFAS 146). This Statement requires that the liability for costs associated with an exit or disposal activity be recognized when the liability is incurred. SFAS 146 also establishes that fair value is the objective for initial measurement of the liability. The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of this Statement did not have a material impact on the Company’s financial position or results of operations.

In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation, Transition and Disclosure, an amendment of FASB Statement No. 123 (SFAS 148). This statement provides alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock based compensation. It also amends the disclosure provisions of SFAS 123 to require prominent disclosure about the effects on reported net income of an entity’s accounting policy decisions with respect to stock-based employee compensation. Further, SFAS 148 amends Accounting Principles Board Opinion No. 28, Interim Financial Reporting, to require disclosure about those effects in interim financial information. The Company has elected to adopt the fair value recognition provisions of SFAS 123 for stock-based employee compensation, effective January 1, 2003 under the modified prospective method as provided for in SFAS 148. The effects of the adoption of SFAS 123 in accordance with SFAS 148 are reflected in the Company’s financial statements.

In November 2002, the FASB issued FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (FIN 45). FIN 45 requires a guarantor to recognize, at the inception of a qualified guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. FIN 45 is effective on a prospective basis for qualified guarantees issued or modified after December 31, 2002. The adoption of this Interpretation did not have a material impact on the Company’s financial position or results of operations.

RAE SYSTEMS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

3.    Stock-Based Compensation

During the first quarter of fiscal 2003, the Company adopted the fair value recognition provisions of SFAS 123, Accounting for Stock-Based Compensation, (SFAS 123) for stock-based employee compensation, effective as of January 1, 2003. Under the modified prospective method of adoption selected by the Company, stock-based employee compensation cost recognized in 2003 is the same as that which would have been recognized had the fair value recognition provisions of SFAS 123 been applied to all awards granted. The following table illustrates the effect on net income (loss) and earnings (loss) per share as if the fair value based method had been applied to all outstanding and unvested awards in each period.

	Three Months Ended March 31,
	2003	2002
Net income (loss), as reported	$775,000	$(179,000)

Add: Stock-based employee compensation expense included in reported net income, net of related tax effects	125,000	49,200

Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(125,000)	(102,600)

Pro forma net income (loss)	$775,000	$(232,400)

Basic earnings (loss) per share:
As reported	$0.02	$(0.01)
Pro forma	$0.02	$(0.01)

Diluted earnings (loss) per share:
As reported	$0.02	$(0.01)
Pro forma	$0.02	$(0.01)

4.    Warranty Reserve

Product warranty liabilities are provided for as described in Note 2 to these condensed consolidated financial statements. Following is a summary of the changes in these liabilities during the quarters ended March 31, 2003 and 2002:

	Three Months Ended March 31,
	2003	2002
Provision for product sold during period	$48,800	$26,000
Adjustment of prior period provision	95,200	(26,000)
Claims during the period	—	—

Net increase in liability	144,000	—
Balance, beginning of period	205,800	111,200

Balance, end of period	$349,800	$111,200

5.    Commitments and Contingencies

On October 23, 2001, the estate of Virgil Johnson filed a products liability and wrongful death lawsuit against the Company in the District Court of Harris County, Texas. The plaintiffs allege that the Company’s product was defective and unsafe for its intended purposes at the time it left the Company’s premises, and that the product was defective in that it failed to conform to the product design and specifications of other gas monitors. Additionally, the plaintiffs allege that the product was defectively designed and marketed so as to

RAE SYSTEMS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

render it unreasonably dangerous to the plaintiff. In the event that the Company does not have adequate insurance coverage for the expenses related to the lawsuit, the Company may incur substantial legal fees and expenses in connection with the litigation. The litigation may also result in the diversion of the Company’s internal resources. The Company’s defense of this litigation, regardless of its eventual outcome, will likely be costly and time consuming. The litigation is in the preliminary stage, and management is unable to predict its final outcome. However, an adverse outcome could materially affect the Company’s results of operations and financial position.

On March 26, 2002, Straughan Technical Distribution, LLC, filed a lawsuit against the Company in the Superior Court of the State of California for the County of Santa Clara. A similar lawsuit pending in District Court of Harris County, Texas was served on the Company on March 27, 2002. In these nearly identical lawsuits, Straughan, a distributor of Gastec Gas Detection Devices, claims to have experienced diminished sales to its customers, loss of profits and other damages as a result of the stated allegations, which include claims for interference with present and prospective business relations, false advertising, trade dress infringement, slander and antitrust violations. The action filed in Texas was dismissed without prejudice in June 2002. In May 2003, the Company entered into a settlement agreement with Straughan to resolve all disputes. The parties to these actions expect to file dismissals with prejudice by June 2003. The settlement obligation is included in accrued expenses as of December 31, 2002.

In addition to the litigation described above, the Company may be subject to various legal proceedings and claims that arise in the ordinary course of business.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates except the Securities and Exchange Commission registration fees.

To be Paid by the Registrant
SEC Registration Fee	$0
Accounting fees and expenses	$20,000
Legal fees and expenses	$15,000
Transfer agent fees	$0
Miscellaneous expenses	$6,000

Total	$41,000

Item 14.    Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) permits indemnification of officers, directors and other corporate agents under certain circumstances and subject to certain limitations. The Registrant’s Bylaws provide that the Registrant shall indemnify its directors, officers, employees and agents to the full extent permitted by the DGCL, including in circumstances in which indemnification is otherwise discretionary under such law. In addition, with the approval of the Board of Directors, the Registrant has entered into separate indemnification agreements with its directors, officers and certain employees which require the Registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service (other than liabilities arising from willful misconduct of a culpable nature) and to obtain directors’ and officers’ insurance, if available on reasonable terms.

These indemnification provisions may be sufficiently broad to permit indemnification of the Registrant’s officers, directors and other corporate agents for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

At present, there is no pending litigation or proceeding involving a director, officer, employee or other agent of the Registrant in which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in a claim for indemnification by any director, officer, employee or other agent of the Registrant.

The Registrant has obtained liability insurance for the benefit of its directors and officers.

Item 15.    Recent Sales of Unregistered Securities.

(a) Since April 1, 1999, RAE Systems Inc., a Delaware corporation, and prior to the April 9, 2002 merger transaction with Nettaxi.com, RAE Systems Inc., a California corporation, (collectively referred to as “RAE Systems”) have issued and sold the following unregistered securities. Information with respect to the price paid for and the number of shares of RAE Systems Inc.’s common stock issued prior to the April 9, 2002 merger transaction between Nettaxi.com and RAE Systems Inc. has been adjusted pursuant to the merger exchange ratio whereby each outstanding share of RAE Systems Inc., a California Corporation, was converted into the right to receive 1.54869 shares of RAE Systems Inc., a Delaware corporation.

1.    From inception through May 15, 2003 RAE Systems issued options to purchase an aggregate of 6,723,696 shares of common stock under its 1993 stock options plan, of which 3,078,742 have been exercised and 1,991,917 have been cancelled.

2.    In April 2002, RAE Systems issued 960,000 shares of common stock to Michael Gardner in connection with the merger transaction.

3.    In April 2002, RAE Systems issued 36,076,214 shares of common stock in exchange for the outstanding securities of RAE Systems Inc., a California corporation.

4.    In December 2001, RAE Systems sold, 464,607 shares of common stock to Neil Flanzraich and 309,738 shares of common stock to Joseph Ng, for a per share purchase price of $0.0807, for an aggregate purchase price of $62,500.

5.    In March 2001, RAE Systems sold 61,948 shares of common stock to a non-employee director, Edward C. Ross, for a per share purchase price of $0.0807, for an aggregate purchase price of $5,000.

6.    In December 2000, RAE Systems sold 123,896 shares of its common stock to two non-employee directors of the Registrant, Lyle Feisel and Neil Flanzraich, for a purchase price of $0.0807 per share, for an aggregate purchase price of $10,000.

There were no underwriters employed in connection with any of the transactions set forth in this Item 15.

The issuances described in Items 15(a)(1), 15(a)(2), 15(a)(3), 15(a)(4) and 15(a)(5) were deemed exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering. Certain issuances described in Item 15(a)(1) were deemed exempt from registration under the Securities Act in reliance on Section 4(2) or Rule 701 promulgated thereunder as transactions pursuant to compensatory benefit plans and contracts relating to compensation. All recipients either received adequate information about RAE Systems or had access, through employment or other relationships, to such information.

For additional information concerning these equity investment transactions, see the section entitled “Related Party Transactions.”

Item 16.    Exhibits and Financial Statement Schedules.

(a)	Exhibits.

Exhibit Number	Description of Document

2.1

Merger Agreement and Plan of Reorganization by and between RAE Systems Inc., a California corporation, RAES Acquisition Corporation, a California corporation, and Nettaxi.com, a Nevada corporation, dated January 9, 2002(1)

3.1	Certificate of Incorporation of Registrant(2)

3.2	Bylaws of Registrant(2)

4.1	Specimen certificate representing the common stock of Registrant(2)

4.2	Registration Rights Agreement by and between RGC International Investors, LDC and Nettaxi.com, dated as of April 28, 2000(3)

5.1	Opinion of Gray Cary Ware & Freidenrich, LLP

10.1	Form of Indemnity Agreement between the Registrant and the Registrant’s directors and officers(2)

10.2	RAE Systems Inc. 2002 Stock Option Plan(2)

10.3	RAE Systems Inc. 1993 Stock Plan(2)

10.4	Nettaxi.com 1999 Stock Option Plan(4)

Exhibit Number	Description of Document

10.5	Nettaxi.com 1998 Stock Option Plan(5)

10.6	Restricted Stock Purchase Agreement between the Registrant and Joseph Ng, dated December 6, 2001(2)

10.7	Restricted Stock Purchase Agreement by and between the Registrant and Neil Flanzraich and Dr. Phillip Frost, dated December 5, 2001(2)

10.8	Lease Agreement by and between Aetna Life Insurance Company, a Connecticut corporation, and RAE Systems Inc., a California corporation, dated June 1, 1999(2)

10.9

First Amendment to Lease by and between Moffett Office Park Investors LLC and the Registrant dated effective November 1, 2002 amending Lease Agreement between Aetna Life Insurance Company and the Registrant dated June 1, 1999(6)

10.10

Manufacturing Building Lease Agreement by and between Shanghai China Academic Science High Tech Industrial Park Development Co., Ltd. and RAE Systems (Asia), Ltd., incorporated in Hong Kong, dated September 15, 2001(2)

10.11

Lease Agreement by and between Shanghai Institute of Metallurgy Research, Chinese Academy of Sciences and WARAE Instrument (Shanghai) Incorporated, incorporated in Jiading, Shanghai, dated January 8, 1999(2)

10.12	Separation Agreement by and between Nettaxi.com, a Nevada corporation, Nettaxi Online Communities, Inc., a Delaware corporation, and Mr. Dean Rositano, dated April 9, 2002(7)

10.13	Separation Agreement by and between Nettaxi.com, a Nevada corporation, Nettaxi Online Communities, Inc., a Delaware corporation, and Mr. Robert Rositano, dated April 9, 2002(7)

10.14	Warrant Agreement by and between Nettaxi.com, a Nevada corporation, and Mr. Michael Gardner, dated April 9, 2002(8)

21.1	Subsidiaries of the Registrant

23.1	Consent of BDO Seidman, LLP

24.1	Power of Attorney (included on signature page)

(1)	Previously filed on January 10, 2002 as an exhibit to Nettaxi.com’s Current Report on Form 8-K and incorporated herein by reference.
(2)	Previously filed as an exhibit to Registrant’s Quarterly Report on Form 10-Q, for the quarter ended March 31, 2002 and incorporated herein by reference.
(3)	Previously filed on June 2, 2000 as an exhibit to Nettaxi.com’s Registration Statement on Form S-1 and incorporated herein by reference.
(4)	Previously filed on March 17, 2000 as an exhibit to Nettaxi.com’s Registration Statement on Form S-8 and incorporated herein by reference.
(5)	Previously filed on May 10, 1999 as an exhibit to Nettaxi.com’s Registration Statement on Form S-1 and incorporated herein by reference.
(6)	Previously filed on February 28, 2003 as an exhibit to Registrant’s Annual Report on Form 10-K, for the year ended December 31, 2002 and incorporated herein by reference.
(7)	Previously filed on May 31, 2002 as an exhibit to Nettaxi.com’s Registration Statement on Form S-1 and incorporated herein by reference.
(8)	Previously filed on April 8, 2002 as an exhibit to Nettaxi.com’s Registration Statement on Form S-8 and incorporated herein by reference.

(b)	Financial Statement Schedules.

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17.    Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act, and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Sunnyvale, State of California on May 19, 2003.

RAE SYSTEMS INC.

By:	/s/ ROBERT I. CHEN
Robert I. Chen President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert I. Chen and Joseph Ng, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-1, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-facts and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ ROBERT I. CHEN Robert I. Chen	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	May 19, 2003

/s/ JOSEPH NG Joseph Ng	Vice President, Business Development, Chief Financial Officer (Principal Financial and Accounting Officer)	May 19, 2003

/s/ PETER H. HSI Peter H. Hsi	Vice President, Chief Technology Officer, Director	May 19, 2003

/s/ BO ANDERSSON Bo Andersson	Director	May 19, 2003

/s/ LYLE D. FEISEL Lyle D. Feisel	Director	May 19, 2003

/s/ NEIL W. FLANZRAICH Neil W. Flanzraich	Director	May 19, 2003

/s/ EDWARD C. ROSS Edward C. Ross	Director	May 19, 2003

Exhibit Number	Description of Document

2.1

Merger Agreement and Plan of Reorganization by and between RAE Systems Inc., a California corporation, RAES Acquisition Corporation, a California corporation, and Nettaxi.com, a Nevada corporation, dated January 9, 2002(1)

3.1	Certificate of Incorporation of Registrant(2)

3.2	Bylaws of Registrant(2)

4.1	Specimen certificate representing the common stock of Registrant(2)

4.2	Registration Rights Agreement by and between RGC International Investors, LDC and Nettaxi.com, dated as of April 28, 2000(3)

5.1	Opinion of Gray Cary Ware & Freidenrich, LLP

10.1	Form of Indemnity Agreement between the Registrant and the Registrant’s directors and officers(2)

10.2	RAE Systems Inc. 2002 Stock Option Plan(2)

10.3	RAE Systems Inc. 1993 Stock Plan(2)

10.4	Nettaxi.com 1999 Stock Option Plan(4)

10.5	Nettaxi.com 1998 Stock Option Plan(5)

10.6	Restricted Stock Purchase Agreement between the Registrant and Joseph Ng, dated December 6, 2001(2)

10.7	Restricted Stock Purchase Agreement by and between the Registrant and Neil Flanzraich and Dr. Phillip Frost, dated December 5, 2001(2)

10.8	Lease Agreement by and between Aetna Life Insurance Company, a Connecticut corporation, and RAE Systems Inc., a California corporation, dated June 1, 1999(2)

10.9

First Amendment to Lease by and between Moffett Office Park Investors LLC and the Registrant dated effective November 1, 2002 amending Lease Agreement between Aetna Life Insurance Company and the Registrant dated June 1, 1999(6)

10.10

Manufacturing Building Lease Agreement by and between Shanghai China Academic Science High Tech Industrial Park Development Co., Ltd. and RAE Systems (Asia), Ltd., incorporated in Hong Kong, dated September 15, 2001(2)

10.11

Lease Agreement by and between Shanghai Institute of Metallurgy Research, Chinese Academy of Sciences and WARAE Instrument (Shanghai) Incorporated, incorporated in Jiading, Shanghai, dated January 8, 1999(2)

10.12	Separation Agreement by and between Nettaxi.com, a Nevada corporation, Nettaxi Online Communities, Inc., a Delaware corporation, and Mr. Dean Rositano, dated April 9, 2002(7)

10.13	Separation Agreement by and between Nettaxi.com, a Nevada corporation, Nettaxi Online Communities, Inc., a Delaware corporation, and Mr. Robert Rositano, dated April 9, 2002(7)

10.14	Warrant Agreement by and between Nettaxi.com, a Nevada corporation, and Mr. Michael Gardner, dated April 9, 2002(8)

21.1	Subsidiaries of the Registrant

23.1	Consent of BDO Seidman, LLP

24.1	Power of Attorney (included on signature page)

(1)	Previously filed on January 10, 2002 as an exhibit to Nettaxi.com’s Current Report on Form 8-K and incorporated herein by reference.
(2)	Previously filed as an exhibit to Registrant’s Quarterly Report on Form 10-Q, for the quarter ended March 31, 2002 and incorporated herein by reference.

1

(3)	Previously filed on June 2, 2000 as an exhibit to Nettaxi.com’s Registration Statement on Form S-1 and incorporated herein by reference.
(4)	Previously filed on March 17, 2000 as an exhibit to Nettaxi.com’s Registration Statement on Form S-8 and incorporated herein by reference.
(5)	Previously filed on May 10, 1999 as an exhibit to Nettaxi.com’s Registration Statement on Form S-1 and incorporated herein by reference.
(6)	Previously filed on February 28, 2003 as an exhibit to Registrant’s Annual Report on Form 10-K, for the year ended December 31, 2002 and incorporated herein by reference.
(7)	Previously filed on May 31, 2002 as an exhibit to Nettaxi.com’s Registration Statement on Form S-1 and incorporated herein by reference.
(8)	Previously filed on April 8, 2002 as an exhibit to Nettaxi.com’s Registration Statement on Form S-8 and incorporated herein by reference.

2